UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Kraft Foods Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KRAFT FOODS INC.

IRENE B. ROSENFELD	THREE LAKES DRIVE
CHAIRMAN OF THE BOARD AND	NORTHFIELD, ILLINOIS 60093
CHIEF EXECUTIVE OFFICER
MARCH 31, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Kraft Foods Inc. We will hold the Annual Meeting at 9:00 a.m. CDT on Wednesday, May 20, 2009, at the North Shore Center for the Performing Arts in Skokie, Illinois. The center will open at 8:00 a.m. CDT.

At the Annual Meeting, you will elect directors; vote on Kraft Foods’ Amended and Restated 2005 Performance Incentive Plan, the ratification of the selection of independent auditors, and a shareholder proposal; and consider any other business properly presented at the meeting. We will also report on our business and provide time for your questions and comments.

I am pleased to tell you that we are taking advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders via the Internet. This process, known as “e-proxy,” has several benefits: (1) it gets proxy materials to you more quickly, (2) it reduces the environmental impact of our Annual Meeting, and (3) it lowers our costs. We have also decided against producing a glossy annual report. This will significantly reduce printing and production costs, and it has an added sustainability benefit because it requires less paper. You will find comprehensive information about our performance in the Annual Report on Form 10-K for the year ended December 31, 2008.

On March 31, 2009, we mailed to our shareholders a Notice containing instructions on how to access and review our 2009 Proxy Statement and Annual Report on Form 10-K and to vote online. If you would like to receive a paper copy of our proxy materials, follow the instructions for requesting these materials in the Notice.

Only shareholders of record at the close of business on March 12, 2009 are entitled to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

You may vote your shares via the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form. Or you may vote in person at the Annual Meeting. We include instructions about each option in the attached Proxy Statement and on the enclosed proxy card or voting instruction form. Your vote is important to us. Whether or not you plan to attend the Annual Meeting, I encourage you to vote promptly.

Please register in advance if you would like to attend the Annual Meeting. The pre-registration directions are provided in the attached Proxy Statement.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

Kraft Foods Inc. Proxy Statement and Annual Report on Form 10-K

are available at http://materials.proxyvote.com/50075N.

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

OF KRAFT FOODS INC.

TIME AND DATE:	9:00 a.m. CDT on Wednesday, May 20, 2009.

PLACE:	North Shore Center for the Performing Arts in Skokie 9501 Skokie Boulevard Skokie, Illinois 60077

ITEMS OF BUSINESS:	(1) To elect ten directors;

(2) To approve the Amended and Restated 2005 Performance Incentive Plan;

(3) To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2009;

(4) To act on a shareholder proposal regarding special shareholder meetings; and

(5) To transact other business properly presented at the meeting.

BOARD RECOMMENDATION:	The Board recommends that shareholders vote for Items 1, 2, and 3 and against Item 4.

WHO MAY VOTE:	Shareholders of record at the close of business on March 12, 2009.

DATE OF DISTRIBUTION:	We began mailing our Notice of Internet Availability of Proxy Materials on or about March 31, 2009. For shareholders who elect to receive paper copies, we began mailing the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2008, and the proxy card on or about March 31, 2009.

MATERIALS AVAILABLE AT www.kraftfoodscompany.com:	This Notice of Meeting, the Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2008, are available at www.kraftfoodscompany.com/investor. Information included on our Web site, other than these materials, is not part of the proxy soliciting materials.

Carol J. Ward

Vice President and Corporate Secretary

March 31, 2009

i

ii

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

March 31, 2009

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2009

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

1.	When and where is the Annual Meeting?

Kraft Foods Inc. will hold its 2009 Annual Meeting of Shareholders on Wednesday, May 20, 2009, at 9:00 a.m. CDT at the North Shore Center for the Performing Arts in Skokie, 9501 Skokie Boulevard, Skokie, Illinois 60077. The center will open at 8:00 a.m. CDT. Directions to the center are included at the end of this Proxy Statement.

2.	Why am I receiving these proxy materials?

We are providing you these proxy materials in connection with our Board of Directors’ (the “Board”) solicitation of proxies to be voted at our 2009 Annual Meeting of Shareholders or at any adjournments or postponements of the meeting (the “Annual Meeting”). These materials describe the voting procedures and the matters to be voted on at the Annual Meeting.

3.	How is Kraft Foods distributing proxy materials?

Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of proxy materials to each shareholder. On or about March 31, 2009, we began mailing to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”) online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and the Form 10-K. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis.

We will send copies of this Proxy Statement, the Form 10-K and/or the proxy card (proxy materials) free of charge to any shareholder who requests copies using one of the following methods:

•	In writing to: Wells Fargo Shareowner Services, For Kraft Foods Inc., P.O. Box 64874, St. Paul, Minnesota 55164-0874;

•	By telephone: Call free of charge 1-866-697-9377 in the U.S. and Canada or 1-651-450-4064 from outside the U.S. and Canada;

•	Via the Internet: Access the Internet and go to www.ematerials.com/kft and follow the instructions to login and order copies; or

•	Via e-mail: Send us an e-mail at ep@ematerials.com with “KFT Materials Request” in the subject line. Your e-mail must include the following information:

•	the 3-digit company number and the 11-digit control number located in the box in the upper right-hand corner of your Notice;

•	your preference to receive printed materials via mail – or – to receive an e-mail with links to the electronic materials;

•	if you choose e-mail delivery, you must include an e-mail address; and

•	if you would like this election to apply to the delivery of materials for all future meetings, write the word “Permanent” and include the last 4 digits of your tax identification number in the e-mail.

We also provide these materials on our Web site at www.kraftfoodscompany.com/investor.

4.	Who is entitled to vote at the Annual Meeting?

Our Board established March 12, 2009, as the record date (the “Record Date”) for the Annual Meeting. Shareholders owning our common stock at the close of business on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

At the close of business on the Record Date, 1,472,416,560 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

5.	What proposals are being presented for shareholder vote at the Annual Meeting?

Four proposals are scheduled for vote at the Annual Meeting:

ITEM 1. Election of Directors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES TO THE BOARD, EACH FOR A TERM EXPIRING AT THE 2010 ANNUAL MEETING OF SHAREHOLDERS OR UNTIL HIS OR HER SUCCESSOR HAS BEEN DULY CHOSEN AND QUALIFIED:

•	Ajay Banga

•	Myra M. Hart

•	Lois D. Juliber

•	Mark D. Ketchum

•	Richard A. Lerner, M.D.

•	John C. Pope

•	Fredric G. Reynolds

•	Irene B. Rosenfeld

•	Deborah C. Wright

•	Frank G. Zarb

You can find information about the Board’s nominees, including each of their business backgrounds, under the heading “Item 1: Election of Directors” in this Proxy Statement.

ITEM 2. Approval of the Amended and Restated 2005 Performance Incentive Plan: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN.

You can find information about the Amended and Restated 2005 Performance Incentive Plan under the heading “Item 2. Approval of the Amended and Restated 2005 Performance Incentive Plan” in this Proxy Statement.

ITEM 3. Ratification of the Selection of Independent Auditors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS KRAFT FOODS’ INDEPENDENT AUDITORS FOR THE YEAR 2009.

You can find information about our relationship with PricewaterhouseCoopers LLP under the headings “Audit Committee Matters” and “Item 3: Ratification of the Selection of Independent Auditors” in this Proxy Statement.

ITEM 4. Shareholder Proposal Regarding Special Shareholder Meetings: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

You can find information about the shareholder proposal under the heading “Item 4. Shareholder Proposal Regarding Special Shareholder Meetings” in this Proxy Statement.

Management does not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

6.	What is the quorum requirement?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock on the Record Date are represented at the Annual Meeting, either in person or by proxy. Your shares will be counted for purposes of determining a quorum if you vote via the Internet, by telephone or by submitting a properly executed proxy card or voting instruction form by mail, or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted for determining whether a quorum is present for the Annual Meeting.

7.	What are the voting choices on Item 1, the election of directors?

You may vote FOR all nominees, vote AGAINST all nominees, vote FOR specific nominees, or vote AGAINST specific nominees. You may also ABSTAIN, which will have no effect on the election of directors.

8.	What vote is needed to elect directors?

Our Amended and Restated By-Laws (“By-Laws”) provide that, to be elected at this Annual Meeting, a director nominee must receive more FOR votes than AGAINST votes. Abstentions and broker non-votes are not considered as FOR votes or AGAINST votes for the nominees and will not have an effect on the outcome of the voting for directors.

To implement our majority voting By-Law, our Corporate Governance Guidelines provide that, in an uncontested election, any nominee for director who receives a greater number of AGAINST votes than FOR votes must tender his or her resignation for consideration by the Board’s Nominating and Governance Committee. The Nominating and Governance Committee then recommends to the Board whether to accept or reject the resignation.

Under our Corporate Governance Guidelines and in accordance with Virginia law, if an incumbent director nominated for re-election is not elected at the Annual Meeting, the director must tender his or her resignation but will continue to serve until the Board decides whether to accept the resignation. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified.

In contested elections the vote standard is a plurality of votes cast.

9.	What are the voting choices on Item 2, approval of the Amended and Restated 2005 Performance Incentive Plan, Item 3, the ratification of the selection of the independent auditors, and Item 4, the shareholder proposal regarding special shareholder meetings?

You may vote FOR, AGAINST or ABSTAIN on each of Items 2, 3, and 4.

10.	What vote is needed to approve each proposal?

Approval of the ratification of the selection of independent auditors (Item 3) and adoption of the shareholder proposal (Item 4) each require that the number of votes cast FOR exceed the number of the votes cast AGAINST. Abstentions and broker non-votes are not considered as voting FOR or AGAINST these proposals and will have no effect on the outcome of the proposals.

The New York Stock Exchange (“NYSE”) rules do not permit brokers discretionary authority to vote on the approval of the Amended and Restated 2005 Performance Incentive Plan (Item 2) or the shareholder proposal (Item 4). Therefore, if you hold shares of our common stock in street name (see Question 12) and do not provide voting instructions to your broker, your shares will not be voted on these matters.

Under the NYSE rules, the approval of the Amended and Restated 2005 Performance Incentive Plan (Item 2) requires an affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the total outstanding shares of our common stock (the “Outstanding Votes”). Votes FOR and AGAINST and abstentions count as votes cast, while broker non-votes do not count as votes cast but count as Outstanding Votes. Therefore, the sum of votes FOR, votes AGAINST, and abstentions (the “NYSE Votes Cast”) must be greater than 50% of the total Outstanding Votes. Further, the number of votes FOR the proposal must be greater than 50% of the NYSE Votes Cast. Therefore, abstentions have the same effect as a vote against the proposal. As described above, brokers do not have discretionary authority to vote shares on the Amended and Restated 2005 Performance Incentive Plan without direction from the beneficial owner. As a result, broker non-votes could impair our ability to satisfy the requirement that the NYSE Votes Cast represent more than 50% of the Outstanding Votes.

11.	What other matters may arise at the Annual Meeting?

Other than the matters described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the 2009 Annual Meeting were described in our 2008 Proxy Statement. They are similar to those described under the heading “2010 Annual Meeting of Shareholders” in this Proxy Statement.

12.	What is the difference between holding shares as a registered shareholder and holding shares in street name?

If your shares are owned directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a registered shareholder with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee, you hold the shares in street name.

13.	How do I vote my shares?

If you are a registered shareholder, you may vote:

•	Via the Internet at www.eproxy.com/kft. The Internet voting system will be available 24 hours a day until 12:00 p.m. CDT on Tuesday, May 19, 2009;

•

By telephone, if you are located within the U.S. and Canada. Call 1-800-560-1965 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 12:00 p.m. CDT on Tuesday, May 19, 2009;

•	By returning a properly executed proxy card. Your proxy card must be received before the polls close at the Annual Meeting on Wednesday, May 20, 2009; or

•	In person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration directions in Question 26.

If you hold your shares in street name, you may vote:

•

Via the Internet at www.proxyvote.com (12-digit control number is required), by telephone, or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank, or other nominee makes available; or

•

In person at the Annual Meeting. To do so, you must request a legal proxy from your broker or bank and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration directions in Question 26.

14.	I am a current/former Kraft Foods employee and have investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plans(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote. For voting purposes, your proxy card includes all shares allocated to your Kraft Foods Stock Fund account(s), shares you may hold at our transfer agent as a registered shareholder, and any shares of restricted stock you may hold. When you submit your proxy, you are directing the plan(s) trustee(s) how to vote the shares allocated to your Kraft Foods Stock Fund account(s) in addition to directing the voting of all other shares included on your proxy card.

In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Foods Stock Fund account(s), you must vote the shares by 11:59 p.m. CDT on Monday, May 18, 2009. If your voting instructions are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered shareholders under Question 13 to cast your vote. Although you may attend the Annual Meeting, you may not vote shares held in your Kraft Foods Stock Fund account(s) at the meeting.

15.	I am a current/former Kraft Foods employee and hold restricted stock. Can I vote my restricted stock holding? If so, how do I vote those shares?

Yes. If you hold shares of restricted stock, you should follow the instructions for registered shareholders under Question 13 to vote your shares. If you do not vote your shares, they will not be voted. For voting purposes, your proxy card includes your shares of restricted stock, shares you may hold in a Kraft Foods Stock Fund account(s), and any shares you may hold at our transfer agent as a registered shareholder.

16.	How do I vote if I participate in Kraft Foods’ Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, you should follow the instructions for registered shareholders under Question 13 to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted.

17.	May I change my vote?

Yes. If you are a registered shareholder and would like to change your vote after submitting your proxy but prior to the Annual Meeting, you may do so by (a) signing and submitting another proxy with a later date, (b) voting again by telephone or the Internet, or (c) voting at the Annual Meeting. Alternatively, if you would like to revoke your proxy, you may submit a written revocation of your proxy to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

If your shares are held in street name, contact your bank, broker or other nominee for specific instructions on how to change or revoke your vote. Please refer to Question 13 for additional details about voting.

18.	How are my shares voted by the proxies?

The persons named on the proxy card must vote your shares as you have instructed. If you do not give a specific instruction on any proposal scheduled for vote at the Annual Meeting but you have authorized the proxies generally to vote, they will vote in accordance with the Board’s recommendation on that matter. Your authorization would exist, for example, if you merely sign, date, and return your proxy card.

19.	Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted unless you vote as instructed in Question 13.

If you hold your shares in street name, under the NYSE rules, your brokerage firm may vote on your behalf on routine matters if you do not furnish voting instructions. For the Annual Meeting, the election of directors (Item 1) and the ratification of the selection of independent auditors (Item 3) are considered routine matters. However, the approval of the

Amended and Restated 2005 Performance Incentive Plan (Item 2) and the shareholder proposal (Item 4) are not considered routine matters. As a result, if you hold shares of our common stock in street name and do not provide voting instructions to your broker, your shares will not be voted on Items 2 and 4.

In addition, if you are a current or former employee and had investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada OPP/ESP on the Record Date, you can direct the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your instructions are not received by 11:59 p.m. CDT on Monday, May 18, 2009, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which instructions have been received. Please refer to Question 14 for additional details about voting shares held in the Kraft Foods Stock Fund(s).

20.	Is it safe to vote via the Internet or telephone?

Yes. The Internet and telephone voting procedures were designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

21.	Who will bear the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers, or employees may solicit proxies or votes in person, by telephone, or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

We retained Georgeson Shareholder Communications Inc. to aid in soliciting votes for the Annual Meeting for a total fee of $17,500 plus reasonable expenses.

22.	What is “Householding”?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and own shares of our common stock in an account at the same brokerage firm or bank, we delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, as well as our printing and postage costs. Shareholders who participate in householding will continue to receive separate voting instruction forms. If you would like to opt out of this practice, please contact your broker or bank.

If you are a registered shareholder, we sent you and each registered shareholder at your address separate Notices or sets of proxy materials.

23.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers, or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us, or (d) as necessary to allow the independent inspector of election to certify the results.

24.	Who counts the vote?

Wells Fargo Bank, N.A. will receive and tabulate the proxies. IVS Associates, Inc. will act as the independent inspector of election and will certify the results.

25.	How do I find out the voting results?

We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in our second quarter Form 10-Q to be filed with the SEC on or before August 10, 2009. The Form 10-Q will be available at www.kraftfoodscompany.com/investor.

26.	What do I need to do if I would like to attend the Annual Meeting?

If you would like to attend the Annual Meeting, please pre-register by 11:59 p.m. CDT on Sunday, May 17, 2009. Due to space limitations, you may bring only one guest. If you wish to bring a guest, you must indicate that when you pre-register. You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

If you are a registered shareholder, please indicate that you intend to attend the Annual Meeting by:

•	Checking the appropriate box(es) on the Internet voting site;

•	Following the prompts on the telephone voting site; or

•	Checking the appropriate box(es) on your proxy card.

If you hold your shares in street name, please notify us in writing that you will attend and whether you intend to bring a guest. In this written notification, please include a proof of ownership of our common stock (such as a letter from your bank or broker, a photocopy of your current account statement, or a copy of your voting instruction form); please also provide a way for us to reach you if there is a problem with your notification. Send your notification by mail, fax, or e-mail to:

Mail:	Fax:	E-mail
Kraft Foods Inc.	(877) 260-0406 (toll-free within the U.S.)	ccinek@georgeson.com
c/o Georgeson Inc.	(212) 440-9009 (from outside the U.S.)
Attention: Christopher Cinek	Attention: Christopher Cinek
199 Water Street, 26th Floor
New York, NY 10038

For your comfort, security, and safety, we will not allow any large bags, briefcases, packages, or backpacks into the Annual Meeting site. All bags will be subject to search. We also will not allow electronic devices into the Annual Meeting. These include, but are not limited to, cellular and digital phones, cameras, audio and video recorders, laptops, and pagers. We welcome assistance animals for the disabled, but do not allow pets.

27.	May I ask questions at the Annual Meeting?

Yes. Shareholders may ask questions and make remarks related to the matters being voted on as those matters are presented. The Chairman will entertain shareholders’ questions and comments of a more general nature following the voting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our corporate governance practices are firmly grounded in our belief that governance best practices are critical to our goal of driving sustained shareholder value. The Board adopted written Corporate Governance Guidelines (the “Guidelines”) that articulate our corporate governance philosophy, practices, and policies.

Code of Business Conduct and Ethics for Directors and Code of Conduct for Compliance and Integrity

We have a Code of Business Conduct and Ethics for Directors (the “Ethics Code”). It focuses on areas of ethical risk, guides directors in recognizing and handling ethical issues, provides mechanisms to report unethical conduct, and fosters a culture of honesty and integrity.

We also have a Code of Conduct that applies to all of our employees. It was updated in March 2009. The Code of Conduct contains important rules our employees must follow in conducting business. The Code of Conduct reflects our company’s values. We strive to speak truthfully, to honor our commitments, and to treat people fairly. We believe we must earn and keep the trust of our consumers, business partners, employees, shareholders, and those who live in the communities where we operate. By complying with the Code of Conduct, we believe we will enhance not only our integrity, but also our financial performance.

We will disclose on our Web site at www.kraftfoodscompany.com any amendments to our Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Corporate Governance Materials Available at www.kraftfoodscompany.com/investor and from our Corporate Secretary

Shareholders and others can access our corporate governance materials, including our Articles of Incorporation, our By-Laws, the Guidelines, Board committee charters, the Ethics Code and Code of Conduct, and other related corporate governance materials on our Web site at www.kraftfoodscompany.com/investor. We will also provide copies of these materials free of charge to any shareholder who sends a written request to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

The information on our Web site is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Director Independence

The Guidelines require that at least 75% of the directors on our Board meet the NYSE’s listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Foods. To assist in this determination, the Board adopted categorical standards of director independence, which conform to the independence criteria specified by the NYSE. These standards are listed in the Guidelines and are attached to this Proxy Statement as Exhibit A. These standards specify the criteria by which the Board determines the independence of our directors, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Kraft Foods or our independent registered public accountants.

After considering these categorical standards and the NYSE’s listing standards, the Board determined that Ajay Banga, Myra M. Hart, Lois D. Juliber, Mark D. Ketchum, Richard A. Lerner, M.D., John C. Pope, Fredric G. Reynolds, Deborah C. Wright, and Frank G. Zarb are independent. Irene B. Rosenfeld is not considered an independent director because she is an executive officer of Kraft Foods. The Board also determined that Jan Bennink, who is not standing for re-election, is independent and Mary L. Schapiro, a former director, was independent during the time that she served as a director.

In evaluating and determining the independence of the non-management directors, the Board considered that Mr. Banga is Citigroup Inc.’s Chief Executive Officer, Asia Pacific. We purchase banking services from Citigroup Inc. in the ordinary course of business. Also, from time to time, we engage investment banks, including Citigroup Inc., to provide financial advisory services. The Board also considered Mr. Reynolds’ position as Executive Vice President and Chief Financial Officer of CBS Corporation, a television broadcast company from which we purchase advertising in the ordinary course of business.

Executive Sessions of the Board

The Board’s Lead Director, Mark D. Ketchum, presides over executive sessions of the non-management directors. These sessions are typically held at each regular Board meeting. The Lead Director also presides over any Board meeting at which the Chairman is not present. The Lead Director has other authority and responsibilities. They are described in the Guidelines.

Mary L. Schapiro served as Lead Director during 2008 and until her resignation, effective January 15, 2009.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting, and all meetings of the committees on which they serve. But, we understand that occasionally a director may be unable to attend a meeting. The Board held nine meetings in 2008 and acted by unanimous consent one time. All nominees who were serving as directors at the time of the 2008 Annual Meeting of Shareholders attended that meeting, except for Fredric G. Reynolds and Frank G. Zarb, who could not attend because of previous business commitments. All individuals who served as directors in 2008 attended at least 75% of the aggregate number of meetings of the Board and all committees on which they served except Jan Bennink. He was absent for good cause and with the Board’s concurrence and is not standing for re-election.

Communications with the Board

Shareholders and other interested parties can communicate with the Lead Director, the Board, or non-management directors, individually or as a group, by writing to them at:

Board of Directors (or specific director)

c/o Corporate Secretary

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Shareholders and other interested parties may also communicate with one or more members of the Board by sending an e-mail to Kraft-Board@kraft.com.

The Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft Foods executive or employee. The Corporate Secretary does not forward solicitations, junk mail, and obviously frivolous or inappropriate communications, but makes them available to any independent director who requests them.

Committee Membership

Our Board designates the members and chairs of committees based on the Nominating and Governance Committee’s recommendations. Until December 2008, the Board had four standing committees: Audit, Compensation, Nominating and Governance, and Public Affairs. During this period, committee membership was:

2008 Committee Membership

Name	Audit	Compensation	Nominating and Governance	Public Affairs
Ajay Banga	-	Chair	X	-
Jan Bennink	X	-	-	X
Myra M. Hart	-	X	X	-
Lois D. Juliber	-	X	-	X
Mark D. Ketchum	-	X	X	-
Richard A. Lerner, M.D.	-	-	X	X
John C. Pope	Chair	-	X	-
Fredric G. Reynolds	X	-	-	X
Mary L. Schapiro	X	-	Chair	-
Deborah C. Wright	-	X	-	Chair
Frank G. Zarb	X	-	-	X

Number of Meetings in 2008	12	6	7	5

In December 2008, the Board established the Finance Committee. At that time, Mr. Pope rotated from the Nominating and Governance Committee to serve on the Finance Committee; Mr. Reynolds rotated from the Public Affairs Committee to serve on the Finance Committee; and Mr. Zarb serves as Chair of the Finance Committee. The Finance Committee met once during December 2008.

Current committee membership is:

2009 Committee Membership

Name	Audit	Finance	Human Resources and Compensation(1)	Nominating and Governance	Public Affairs
Ajay Banga	-	-	Chair	X	-
Jan Bennink	X	-	-	-	X
Myra M. Hart	-	-	X	Chair	-
Lois D. Juliber	-	-	X	-	X
Mark D. Ketchum	-	-	X	X	-
Richard A. Lerner, M.D.	-	-	-	X	X
John C. Pope	Chair	X	-	-	-
Fredric G. Reynolds	X	X	-	-	-
Deborah C. Wright	-	-	X	-	Chair
Frank G. Zarb	X	Chair	-	-	X

(1)	In January 2009, the committee changed its name from the “Compensation Committee” to the “Human Resources and Compensation Committee” to better reflect its full-range of responsibilities.

The Board adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All committee charters are available at www.kraftfoodscompany.com/investor. We will provide copies of these charters free of charge to any shareholder who sends a written request to the Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

PUBLIC AFFAIRS COMMITTEE MATTERS

The Public Affairs Committee was established effective February 2008. The committee is responsible for discharging the Board’s responsibilities relating to public policy issues. In carrying out its duties, the Public Affairs Committee:

•	monitors public policy and social trends affecting us;

•	monitors issues and practices relating to our social accountability;

•	periodically examines our business practices that are of special interest to policy-makers and the public at large;

•	monitors programs and activities aimed at enhancing our global communication, media relations, and community relations;

•	monitors programs and activities related to emergency preparedness and business continuity planning;

•	reviews the impact of business operations and business practices on communities where we do business;

•	monitors our corporate citizenship programs and activities, including charitable contributions; and

•	reviews and makes recommendations to the Board regarding shareholder proposals related to public issues.

FINANCE COMMITTEE MATTERS

The Finance Committee was established effective December 2008. The Finance Committee is responsible for considering and making recommendations to the Board on the management of our financial resources and transactions. The Finance Committee reviews and makes recommendations to the Board on financial matters, including:

•	our annual and long-term financing plans, including our projected financial structure and funding requirements, capital expenditures, and share repurchases;

•	issuances of equity and debt securities and other financing transactions;

•	our external dividend policy and dividend recommendations;

•	proposed major investments, restructurings, joint ventures, significant asset sales or purchases, acquisitions, divestitures, and other significant business opportunities; and

•	financial risk management activities, such as foreign exchange, commodities, interest rate exposure, insurance programs, and terms of customer financing.

NOMINATING AND GOVERNANCE COMMITTEE MATTERS

The Board determined that all of the Nominating and Governance Committee members are independent within the meaning of the NYSE’s listing standards. The Nominating and Governance Committee’s responsibilities include, among other duties:

•	identifying qualified individuals to become Board members consistent with criteria approved by the Board;

•	considering the performance and suitability of incumbent directors in determining whether to nominate them for re-election;

•	recommending to the Board its determinations of director independence;

•	recommending to the Board the appropriate size, function, needs, and composition of the Board and its committees;

•	recommending to the Board directors to serve as members of each committee;

•	monitoring compliance by directors with our stock ownership guidelines;

•	reviewing and evaluating opportunities for Board members to engage in continuing education; and

•	advising the Board on corporate governance matters, including developing and recommending to the Board our corporate governance guidelines.

Process for Nominating Directors

The Nominating and Governance Committee is responsible for identifying and evaluating nominees for director and recommending to the Board nominees for election at the Annual Meeting of Shareholders. The committee relies on nominee suggestions from the directors, shareholders, management, and others. From time to time, the committee retains executive search and board advisory consulting firms to assist in identifying and evaluating potential nominees. During 2008, the committee retained Heidrick & Struggles for this purpose.

In evaluating potential nominees for Board membership, the Nominating and Governance Committee may consider many factors, including whether the individual meets the Board’s requirements for independence, the individual’s understanding of our global businesses and markets, the individual’s professional expertise and educational background, and other factors that promote diversity of views and experience. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending for nomination a group of directors that can best perpetuate our success and represent shareholder interests. In determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to Board and committee activities. In evaluating potential nominees, the committee may identify certain skills or attributes (e.g., financial experience, global business experience) as being particularly desirable to help meet specific Board needs.

The Nominating and Governance Committee will consider any candidate suggested for election to the Board who is properly presented by a shareholder. The committee evaluates candidates suggested by shareholders and then will make a recommendation to the Board using the same criteria described above. After the Board’s full consideration of a shareholder’s suggestion for election to the Board, the Corporate Secretary will notify that shareholder of the Board’s conclusion. For a description of how shareholders may nominate a candidate for election to the Board, see “2010 Annual Meeting of Shareholders” in this Proxy Statement.

ITEM 1. ELECTION OF DIRECTORS

The Board currently consists of 11 directors, each subject to annual election. Shareholders elected all of the current directors at the 2008 Annual Meeting. All current directors, except for Jan Bennink, are standing for re-election. On March 12, 2009, the Board amended our By-Laws to set the size of our Board at ten directors, effective with the Annual Meeting or any adjournments or postponements of the meeting.

The Nominating and Governance Committee recommended to the Board, and the Board approved, the nomination of these ten director nominees, each for a term ending at the 2010 Annual Meeting of Shareholders or until his or her successor has been duly chosen and qualified:

•	Ajay Banga

•	Myra M. Hart

•	Lois D. Juliber

•	Mark D. Ketchum

•	Richard A. Lerner, M.D.

•	John C. Pope

•	Fredric G. Reynolds

•	Irene B. Rosenfeld

•	Deborah C. Wright

•	Frank G. Zarb

If the enclosed proxy card is properly executed and timely received, the persons named in the proxy card intend to vote the shares represented FOR or AGAINST the persons nominated for election as directors or ABSTAIN from voting, as instructed. If a nominee should become unavailable to serve as a director, an event that we do not anticipate occurring, the persons named in the proxy card will vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may amend our By-Laws to reduce the number of directors.

On November 7, 2007, we entered into an agreement with one of our shareholders, Trian Fund Management, L.P., certain funds managed by it, and certain of its affiliates (collectively, “Trian”). In the agreement, we confirmed the Board’s intention to appoint Ms. Juliber and Mr. Zarb as directors, and to include each of them as nominees at our 2008 and 2009 Annual Meetings. Trian confirmed, among other matters, that they would support the Board’s full list of nominees at our 2008 and 2009 Annual Meetings, and agreed to a standstill agreement with us. A copy of the agreement with Trian was included in our Current Report on Form 8-K that we filed with the SEC on November 7, 2007.

None of the nominees is related to another or to any executive officer of Kraft Foods by blood, marriage, or adoption.

The following is information regarding each nominee as of March 29, 2009:

Ajay Banga Chief Executive Officer, Asia Pacific, Citigroup Inc. Director since January 2007 Age: 49	Since March 2008, Mr. Banga has been Chief Executive Officer of Citigroup’s Asia Pacific region. Citigroup is a global financial services company. Mr. Banga previously served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group–International, Executive Vice President of Citigroup’s Global Consumer Group, and President of Citigroup’s Retail Banking North America. Since joining Citigroup in 1996, Mr. Banga has worked as business head for CitiFinancial and the U.S. Consumer Assets Division and as division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa, and India. Mr. Banga is on the Board of Trustees of the Asia Society.

Myra M. Hart Professor, Harvard Business School (Retired) Director since December 2007 Age: 68	Dr. Hart joined the Harvard Business School in 1995 and has recently retired to its senior faculty. From 1985 until 1990, Dr. Hart served on the founding team of Staples, Inc., an office supply retail store chain, leading operations, strategic planning, and growth implementation in new and existing markets. She serves on the boards of Office Depot Inc., Nina McLemore Inc., and Summer Infant, Inc. Dr. Hart is a director of the Center for Women’s Business Research and a Trustee of Babson College. She is also a Trustee Emeritus of Cornell University.

Lois D. Juliber Former Vice Chairman and Chief Operating Officer, Colgate- Palmolive Company Director since November 2007 Age: 60	Ms. Juliber served as a Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from July 2004 until April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from March 2000 to July 2004, Executive Vice President–North America and Europe from 1997 until March 2000, and President of Colgate North America from 1994 to 1997. Ms. Juliber serves on the boards of Goldman Sachs Group Inc. and E.I. du Pont De Nemours and Company. She is Chairman of the MasterCard Foundation. Ms. Juliber is a Trustee of Wellesley College and a director of Women’s World Banking.

Mark D. Ketchum President and Chief Executive Officer, Newell Rubbermaid Inc. Director since April 2007 Age: 59	Mr. Ketchum has been President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, since October 2005. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company, a global marketer of consumer products. Mr. Ketchum joined Procter & Gamble in 1971, and thereafter served in a variety of roles, including Vice President and General Manager–Tissue/Towel from 1990 to 1996 and President–North American Paper Sector from 1996 to 1999.

Richard A. Lerner, M.D. President, The Scripps Research Institute Director since January 2005 Age: 70	Dr. Lerner has been President of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. He serves on the boards of Opko Health, Inc.; Sequenom, Inc.; Xencor, Inc.; and Intra-Cellular Therapies, Inc. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences.

John C. Pope Chairman, PFI Group, LLC Director since July 2001 Age: 59	Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, since July 1994. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities with United Airlines and its parent, UAL Corporation, including as a Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Marketing and Finance. He serves on the boards of Con-way, Inc.; Dollar Thrifty Automotive Group, Inc.; R.R. Donnelley and Sons Co.; and Waste Management, Inc. where he is also non-executive Chairman of the Board.

Fredric G. Reynolds Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007 Age: 58

Mr. Reynolds has served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, since January 2006. From 2001 until assuming his current position, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and Executive Vice President and Chief Financial Officer of the businesses that comprised Viacom Inc.

Mr. Reynolds is a certified public accountant and a Trustee of the University of Miami.

Irene B. Rosenfeld Chairman and Chief Executive Officer, Kraft Foods Inc. Director since June 2006 Age: 55	Ms. Rosenfeld was appointed Chief Executive Officer of Kraft Foods in June 2006 and Chairman of the Board in March 2007. Prior to that, she had been Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Previously, Ms. Rosenfeld had been employed continuously by Kraft Foods and its predecessor, General Foods Corporation, in various capacities from 1981 until 2003, including President of Kraft Foods North America and, before that, President of Operations, Technology, Information Systems and Kraft Foods Canada, Mexico and Puerto Rico. Ms. Rosenfeld is a Trustee of Cornell University.

Deborah C. Wright Chairman, President and Chief Executive Officer, Carver Bancorp, Inc. Director since July 2001 Age: 51	Ms. Wright has been President and Chief Executive Officer of Carver Bancorp, Inc., the holding company for Carver Federal Savings Bank, a federally chartered savings bank, since 1999. She was elected Chairman in 2005. Previously, she served as President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999. She serves on the board of Time Warner Inc. Ms. Wright also is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and she serves on the boards of the Partnership for New York City, the Children’s Defense Fund, and The Sesame Workshop.

Frank G. Zarb Managing Director, Hellman & Friedman LLC Director since November 2007 Age: 74	Mr. Zarb has been a Managing Director of Hellman & Friedman LLC, a private equity firm, since 2002. He is non-executive Chairman of Promontory Financial Group, LLC. Previously, he served as Chairman and Chief Executive Officer of NASD and The Nasdaq Stock Market, Inc. from 1997 to 2001. Mr. Zarb is a Trustee of Hofstra University.

The Board recommends a vote FOR the election of each of the nominees.

ITEM 2. APPROVAL OF THE AMENDED AND RESTATED

2005 PERFORMANCE INCENTIVE PLAN

Introduction

The Human Resources and Compensation Committee (the “Compensation Committee”) of our Board is responsible for assessing our equity compensation policies. As more specifically discussed under “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes that equity-based awards should be a significant part of our long-term compensation program, which is designed to drive top-tier performance, align our management’s interests with shareholders’ interests, and underscore our commitment to shareholders while rewarding performance. In March 2009, as part of the Compensation Committee’s ongoing evaluation of our compensation program, the committee reviewed the Kraft Foods Inc. 2005 Performance Incentive Plan. The plan was originally approved by our shareholders on April 26, 2005 and was amended twice by the Board to incorporate certain technical changes (related to the change in control provisions and compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) into the plan as currently in effect (the “Current Plan”). Following its review of the Current Plan, the Compensation Committee recommended amending the plan to include several additional terms and limitations that it believes are consistent with the long-term interests of our shareholders. On March 12, 2009, upon recommendation of the Compensation Committee, our Board approved the Kraft Foods Inc. Amended and Restated 2005 Performance Incentive Plan, as amended and restated as of May 20, 2009 (the “Amended Plan”), subject to the approval of our shareholders. A copy of the Amended Plan is attached as Exhibit B to this Proxy Statement. If approved by shareholders, the Amended Plan will update and supersede the Current Plan.

The Amended Plan includes a number of specific terms and limitations that the Board believes reflect our pay-for-performance philosophy and are consistent with the long-term interests of our shareholders and sound corporate governance practices. These include:

•	No evergreen provision. The Amended Plan provides for a fixed reserve of shares of our common stock and does not provide for any annual increase of available shares.

•

Conservative share-counting provisions. The Amended Plan provides that upon exercise of stock-settled stock appreciation rights (“SARs”) and similar awards based on Spread Value (as defined below), the full number of shares of our common stock with respect to which the award is measured is deemed distributed for purposes of determining the number of shares of our common stock remaining available for issuance under the plan. The Amended Plan also prohibits shares tendered to pay the exercise price of an award or shares withheld for payment of taxes to be added back to the number of shares remaining available for issuance under the plan.

•

Limits on dividends and dividend equivalents. The Amended Plan prohibits the issuance of dividends and dividend equivalents on stock options and SARs. In addition, the Amended Plan prohibits the current payment of dividend equivalents on performance shares in which any applicable performance objectives have not been achieved.

•	Limited terms. The Amended Plan sets the maximum term for options and SARs at ten years. The Amended Plan will terminate in 2019.

•	No stock option repricings. The Amended Plan expressly prohibits the repricing of stock options and SARs without the approval of shareholders.

•

Vesting restrictions. The Amended Plan contains minimum vesting periods for awards based upon performance objectives and, subject to certain exceptions, awards conditioned on continued employment or the passage of time.

•	No discounted stock options or SARs. The Amended Plan requires the exercise price of stock options and SARs to be not less than the fair market value of our common stock on the date of grant.

•

Change in control definition limited. The Amended Plan contains a change in control definition that triggers payments to executives only when an actual change in control occurs. Awards vest upon a change in control and only if an acquiring company does not assume the awards or if employment is terminated (“double trigger”).

Under the Current Plan, our prior employee stock plan, and current and prior director stock plans, as of March 12, 2009, we had a total of 69,526,353 shares subject to outstanding awards, consisting of a total of 54,119,664 options with a weighted average exercise price of $24.43 and weighted average remaining contractual term of 5.94 years, and 15,406,689 shares subject to full-value awards. As of that date, we also had 73,699,882 shares available for future awards under the Current Plan and 416,998 shares available for future awards under our 2006 Stock Compensation Plan for Non-Employee Directors. Under the Amended Plan, the number of shares of our common stock available for issuance under the plan would be increased by 18,000,000 shares. Therefore, if approved by shareholders, as of March 12, 2009, we would have had 91,699,882 shares available for future awards under the Amended Plan, of which no more than 30%, or 27,509,964 shares, may be granted as full-value awards. See “Shares Reserved for Awards.”

The Amended Plan is being submitted for approval by shareholders in accordance with the NYSE listing requirements and, among other reasons, to ensure that certain awards granted under the Amended Plan may qualify as “performance-based compensation” under Section 162(m) of the Code. We believe the Amended Plan will enable us to continue to provide a clear link to financial performance and total shareholder value, while allowing us the flexibility to meet future needs, in order to continue to provide incentives that motivate superior performance by participants, provide participants with an ownership interest in Kraft Foods, and attract and retain the services of outstanding employees.

Summary of the Amended Plan

The following is a summary of the material terms of the Amended Plan. This summary is not intended to be a complete description of all of the Amended Plan’s provisions, and is qualified in its entirety by the full text of the Amended Plan, which is attached as Exhibit B to this Proxy Statement.

Eligibility and Limits on Awards. Our salaried employees who are responsible for or contribute to our management, growth, and profitability will be eligible to receive awards under the Amended Plan. Approximately 3,000 employees, including the current 12 executive officers, could be eligible to participate in the Amended Plan. The Compensation Committee has not made a determination as to which of these employees will receive awards under the Amended Plan.

The Amended Plan limits the amount of awards granted to a single employee as follows:

•	the total number of shares of common stock subject to stock options and SARs awarded during a calendar year may not exceed 3,000,000 shares;

•	awards of restricted stock, restricted or deferred stock units, or other stock-based awards not based on Spread Value (as defined below) may not exceed 1,000,000 shares in a calendar year;

•

the value of an employee’s annual incentive award, taking into account the cash and the fair market value of any common stock payable with respect to the award, may not exceed $10,000,000 with respect to any performance cycle; and

•

individual long-term incentive awards are limited to 400,000 shares multiplied by the number of years in the performance cycle and, in the case of awards expressed in currency, $8,000,000 multiplied by the number of years in the performance cycle, with respect to any performance cycle.

Administration. The Compensation Committee or a subcommittee thereof will administer the Amended Plan. The Compensation Committee will select the eligible employees to receive awards and set the terms of the awards, including any performance goals applicable to annual and long-term incentive awards. The Compensation Committee has the authority to permit or require the deferral of payment of awards. The Compensation Committee may delegate its authority under the Amended Plan to officers of Kraft Foods, subject to its guidelines, with respect to awards to be granted to employees who are not subject to either Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 162(m) of the Code.

Shares Reserved for Awards. The number of shares of our common stock reserved and available for awards under the Amended Plan will be 168,000,000, which consists of 150,000,000 shares that were approved in 2005 and 18,000,000 shares that will be added under the Amended Plan. Under the Current Plan, as of March 12, 2009, the number of shares subject to outstanding awards was 59,018,287 and number of shares available for future awards was 73,699,882.

If any award under the Amended Plan is exercised or cashed out, terminates or expires, or is forfeited, without payment being made in the form of common stock, the shares subject to the award that were not so paid, if any, will again be available for distribution under the Amended Plan. If a SAR or similar award based on the Spread Value of shares of common stock is exercised, the full number of shares of common stock with respect to which the award is measured will be considered distributed for purposes of determining the number of shares remaining available under the Amended Plan. Similarly, any shares of common stock that are used by an employee to pay withholding taxes or as payment for the exercise price of an award will be considered distributed for purposes of determining the number of shares remaining available for issuance under the Amended Plan. Following approval of the Amended Plan, no more than 27,509,964 of the shares issuable under the Amended Plan may be awarded as restricted stock, restricted stock units, deferred stock units or pursuant to incentive awards or other stock-based awards (as described below and excluding from this limitation awards the value of which is based solely on Spread Value). Awards granted prior to the effective date of the Amended Plan will not count towards this limit.

In the event of any transaction or event that affects our common stock, including but not limited to a merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, or issuance of rights or warrants, the Compensation Committee will make adjustments or substitutions with respect to the Amended Plan or our prior stock plan, the 2001 Performance Incentive Plan (the “2001 Plan”), and awards granted thereunder. The permitted adjustments are only those the Compensation Committee determines are appropriate to reflect the occurrence of the transaction or event, including but not limited to adjustments in the number and kind of securities reserved for issuance; in the award limits on individual awards; in the performance goals or performance cycles of any outstanding awards; and to the number and kind of securities subject to outstanding awards; and, if applicable, to the grant amounts, exercise prices or Spread Value of the awards. The Compensation Committee also may make awards in substitution of awards held by individuals who are, previously were, or become employees of Kraft Foods in connection with the transaction. Notwithstanding the generally applicable provisions of the Amended Plan, a substituted award may be on such terms as the Compensation Committee deems appropriate.

In connection with events described in the previous paragraph, the Compensation Committee is authorized, with respect to the 2001 Plan and the Amended Plan to:

•

grant awards (including stock options, SARs, and other stock-based awards) with a grant price that is less than fair market value on the date of grant in order to preserve an existing gain under any similar type of award previously granted by Kraft Foods or another entity to the extent that the existing gain would otherwise be diminished without payment of adequate compensation to the holder of the award for such diminution;

•

cancel or adjust the terms of an outstanding award (except as otherwise provided under an award agreement), if appropriate to reflect a substitution of an award of equivalent value granted by another entity;

•

make certain adjustments in connection with a spin-off or similar transaction, including (1) imposing restrictions on a distribution with respect to restricted stock or similar awards and (2) substituting comparable stock options to purchase the stock of another entity or substituting comparable SARs, restricted stock units, deferred stock units, or other stock-based awards denominated in the stock of another entity (in which case such stock of another entity will be treated in the same manner as common stock under the Amended Plan), which may be settled in cash, our common stock, stock of another entity or other securities or property, as determined by the Compensation Committee; and

•	provide for payment of outstanding awards in cash (including cash in lieu of fractional awards), provided that any payment is exempt from or complies with Section 409A of the Code.

Any adjustments, substitutions, or other actions described above that are made or taken in connection with corporate transactions or events described above and that affect outstanding awards previously granted under the 2001 Plan shall be deemed made pursuant to the 2001 Plan and from shares of common stock reserved under the 2001 Plan rather than from those available for awards under the Amended Plan.

Annual and Long-Term Incentive Awards. Annual and long-term incentive awards may be granted under the Amended Plan. These awards will be earned only if corporate, business unit or individual performance objectives over the performance cycles established by or under the direction of the Compensation Committee are met. For a discussion of performance objectives, see “Performance Objectives” below. Incentive awards may be paid in the form of cash, shares of common stock, or in any combination thereof, as determined by the Compensation Committee.

Stock Options. The Amended Plan permits the granting to eligible employees of incentive stock options (“ISOs”), which qualify for special tax treatment, and non-qualified stock options. The exercise price for any stock option will not be less than the fair market value of our common stock on the date of grant. No stock option may be exercised more than ten years after the grant date. Unless otherwise determined by the Compensation Committee, payment of the exercise price may be made in the form of our common stock already owned by the employee, provided that the shares were not acquired by the employee within six months following the exercise of a stock option or SAR, within six months after the vesting of restricted stock, or within six months after the receipt of common stock from Kraft Foods, whether in settlement of any award or otherwise.

SARs. SARs may be granted either singly or in combination with underlying stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by such right over the grant price (“Spread Value”). The grant price for SARs will not be less than the fair market value of our common stock on the date of grant. No SARs may be exercised more than ten years after the grant date.

Restricted Stock. Shares of restricted common stock may also be awarded. The restricted stock will vest and become transferable upon the satisfaction of conditions set forth in the applicable restricted stock award agreement. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in the applicable restricted stock award agreement, while the holder of a restricted stock award may not sell, assign, transfer, pledge, or otherwise encumber the shares during the restricted period, he or she will have all other rights of a holder of common stock on his or her restricted shares.

Restricted Stock Units and Deferred Stock Units. Restricted stock units and deferred stock units may be granted under the Amended Plan. Restricted stock units and deferred stock units represent the right to receive shares of common stock, cash, or a combination of both, upon satisfaction of conditions set forth in the applicable award agreement. Restricted and deferred stock unit awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in the applicable award agreement, the recipient may not sell, assign, transfer, pledge, or otherwise encumber the shares during the restricted period and will have none of the rights of a holder of common stock unless and until shares of common stock are actually delivered in satisfaction of the restrictions and other conditions of such units.

Other Stock-Based Awards. The Amended Plan also provides for awards that are denominated in, valued by reference to, or otherwise based on or related to, our common stock. These awards may include, without limitation, performance shares that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of our common stock or the cash equivalent thereof. When the value of such stock-based award is based on the difference between the fair market value of the shares covered by such award and the exercise price, the grant price for the award will not be less than the fair market value of our common stock on the date of grant.

Vesting. Awards granted under the Amended Plan will vest at such time or times as determined by the Compensation Committee. However, no condition relating to the vesting of an award that is based upon performance objectives will be based on a performance cycle of less than one year, and no condition that is based upon continued employment or the passage of time alone will provide for vesting of an award more rapidly than in installments over three years from the date the award is made, except:

•	upon the death, disability or retirement of the participant;

•	upon a Change in Control (as defined in the Amended Plan);

•	for stock options and SARs;

•	for any award paid in cash; and

•

for up to 5% of the total shares authorized under the Amended Plan, or 8,400,000 shares, of common stock that may be subject to awards without any minimum vesting period (limit includes shares subject to awards granted prior to May 20, 2009).

Change in Control Provisions. The Amended Plan provides that any awards, other than incentive awards, that are either assumed by a successor corporation or an affiliate or replaced with equity awards that preserve the existing value of the awards at the time of a “Change in Control” (as defined in the Amended Plan) and provide for payout in accordance with the same or more favorable performance goals and vesting schedule will remain outstanding according to the terms of such awards. However, if, within two years after the Change in Control, the participant’s employment is terminated without “cause” or, for a participant eligible to participate in our Change in Control Plan for Key Executives, the participant terminates his or her employment for “good reason” (each as defined in the Amended Plan), the participant’s outstanding options and SARs will become fully vested and immediately exercisable and restrictions applicable to restricted stock awards, restricted and deferred stock unit awards, and other stock-based awards will lapse, and such awards will become fully vested.

If awards, other than incentive awards, are not assumed by the successor corporation or an affiliate or replaced as described above, outstanding options and SARs will become fully vested and immediately exercisable and restrictions applicable to restricted stock awards, restricted and deferred stock unit awards, and other stock-based awards will lapse, and such awards will become fully vested. However, alternatively, the Board may provide for the cancellation of any such awards outstanding at the time of the Change in Control and, upon the consummation of the Change in Control, payment of an amount to each affected participant that is at least equal to the excess (if any) of the value of the consideration paid to Kraft Foods’ shareholders in connection with the Change in Control over the exercise or purchase price (if any) for the award.

In addition, incentive awards for which the right to payment has been earned in prior performance cycles but not paid out will become immediately payable in cash. Also, each participant holding an incentive award will be deemed to have earned a pro rata portion of the target amount payable to the participant under the award determined by dividing the number of months (full or partial) elapsed in the performance cycle prior to the Change in Control by the total number of months in the performance cycle.

Except as otherwise specified in an award agreement, any of the Change in Control provisions discussed above that change the timing of payment of an award will not be applicable to an award subject to Section 409A of the Code.

Plan Amendment and Termination. The Board may at any time and from time to time amend the Amended Plan in whole or in part. However, our shareholders must approve any amendment to the Amended Plan that would:

•	materially increase the benefits accruing to the participants;

•	materially increase the number of securities that may be issued under the Amended Plan;

•	materially modify the requirements for participation in the Amended Plan; or

•

otherwise require shareholder approval in order to comply with applicable law or the rules of the NYSE or, if the shares of common stock are not traded on the NYSE, the principal national securities exchange upon which the shares of common stock are traded or quoted.

Except in connection with a corporate transaction described above under “Shares Reserved for Awards,” without shareholder approval, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price of the original stock option or base price of the original SAR, as applicable.

Except as discussed in the preceding paragraph, the Board may amend the terms of any award granted under the Amended Plan prospectively or retroactively. However, except in connection with a corporate transaction described above under “Shares Reserved for Awards,” no such amendment may impair the rights of any participant without his or her consent. The Board may, in its discretion, terminate the Amended Plan at any time. Termination of the Amended Plan will not affect the rights of participants or their successors under any outstanding awards that are not exercised in full on the date of termination.

Performance Objectives. When so determined by the Compensation Committee, stock options, SARs, restricted stock, restricted stock units, deferred stock units, other stock-based awards and incentive awards may specify performance objectives. The performance objectives may vary from employee to employee, group to group, and period to period. The performance objectives for awards that are intended to constitute “performance-based” compensation under Section 162(m) of the Code will be based upon one or more measures including : earnings per share, total shareholder return, return on equity, return on capital, net income, adjusted net income, cash flow, operating income and “Economic Value Added,” as defined in the Amended Plan. In addition, the Amended Plan adds the following measures to those currently provided under the plan: net earnings (before or after taxes), net sales or revenue growth, net operating profit or income, return measures (including, but not limited to, return on assets, invested capital, sales, or revenue), operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment, earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures), cost control, margins, operating efficiency, market share, customer satisfaction or employee satisfaction, working capital, management development, succession planning, taxes, and depreciation and amortization. The Compensation Committee believes that the additional measures provide it greater flexibility to award bonuses that reward achievement of Kraft Foods’ strategic goals and are consistent with its compensation philosophy.

United States Federal Income Tax Consequences

Non-qualified Stock Options. Non-qualified stock options granted under the Amended Plan will not be taxable to an employee at grant but generally will result in taxation at exercise, at which time the employee will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. Kraft Foods will be entitled to deduct a corresponding amount as a business expense in the year the employee recognizes this income.

Incentive Stock Options. An employee will generally not recognize ordinary income on receipt or exercise of an ISO so long as he or she has been an employee of Kraft Foods from the date the ISO was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the shares of our common stock received on exercise of the ISO for one year after the date of exercise (and for two years from the date of grant of the ISO), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, Kraft Foods will not deduct any amount in connection with the ISO.

If an employee exercises an ISO but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any further gain will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of the disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, Kraft Foods will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee as a business expense in the year of the disqualifying disposition.

SARs. To the extent that the requirements of the Code are met, there are no immediate tax consequences to an employee when a SAR is granted. When an employee exercises the right to the appreciation in fair market value of shares represented by the SAR, payments made in stock or cash are normally includable in the employee’s gross income for regular income tax purposes. Kraft Foods will be entitled to deduct the same amount as a business expense in the same year. In the case of payments in stock, the includable amount and corresponding deduction each equal the fair market value of the shares on the date of exercise.

Restricted Stock. The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the employee will recognize ordinary income equal to the then fair market value of the stock. The employee may, however, make an election to include the value of the shares in gross income in the year of grant despite such restrictions. Generally, Kraft Foods will be entitled to deduct the fair market value of the shares transferred to the employee as a business expense in the year the employee includes the compensation in income.

Restricted Stock Units/Deferred Stock Units/Other Stock-Based Awards/Incentive Awards. Any cash payments or the fair market value of any common stock or other property an employee receives in connection with restricted stock units, deferred stock units, other stock-based awards, incentive awards, or as unrestricted payments equivalent to dividends on unfunded awards or on restricted stock are includable in income in the year received or made available to the employee without substantial limitations or restrictions. Generally, Kraft Foods will be entitled to deduct the amount the employee includes in income as a business expense in the year of payment.

Deferred Compensation. Any deferrals made under the Amended Plan, including awards granted under the plan, that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments, and distributions. Kraft Foods intends to structure any deferrals and awards under the Amended Plan to meet the applicable tax law requirements.

Deductibility of Awards. Section 162(m) of the Code places a $1,000,000 annual limit on the compensation deductible by Kraft Foods paid to certain of its executives. The limit, however, does not apply to “qualified performance-based compensation.” Assuming shareholder approval of the Amended Plan, Kraft Foods believes that awards of stock options, SARs and certain other “performance-based compensation” awards under the Amended Plan will qualify for the performance-based compensation exception to the deductibility limit. State tax consequences may in some cases differ from those described above. Awards under the Amended Plan will in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Other Tax Consequences. The foregoing discussion does not address the possible tax consequences under local, state, or foreign tax laws.

Other Information

If approved by shareholders, the Amended Plan will become effective on May 20, 2009. No awards will be made under the Amended Plan after May 20, 2019. Any awards granted before May 20, 2019 may extend beyond that date. The Amended Plan provides that, except as provided in the applicable award agreement or otherwise required by law, an award may not be transferred or assigned except in the event of the employee’s death. In no event may any award be transferred in exchange for consideration. Other terms and conditions of each award will be set forth in award agreements, which can be amended by the Compensation Committee, provided that no amendment may materially and adversely affect an award without the award recipient’s consent, except as necessary to comply with applicable law or avoid adverse tax consequences to some or all plan participants. Other than with respect to stock options, unearned performance shares, and SARs, awards under the Amended Plan may earn dividends or dividend equivalents, as determined by the Compensation Committee.

The Amended Plan constitutes an “unfunded” plan for incentive and deferred compensation. The Amended Plan authorizes the creation of trusts and other arrangements to facilitate or ensure payment of Kraft Foods’ obligations.

The number of shares to be issued upon exercise or vesting of awards issued under, and the number of shares remaining available for future issuance under, our existing equity compensation plans, including the Current Plan, at December 31, 2008 were:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	44,452,148	$24.74	95,488,159

(1)	Includes vesting of deferred and long-term incentive plan stock.

On March 12, 2009, the closing price of our common stock, as reported by the NYSE, was $22.26 per share.

The Board recommends a vote FOR the approval of the Kraft Foods Inc. Amended and Restated 2005 Performance Incentive Plan, as amended and restated as of May 20, 2009.

AUDIT COMMITTEE MATTERS

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NYSE’s listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all committee members are financially literate within the meaning of the NYSE’s listing standards and that John C. Pope and Fredric G. Reynolds are “audit committee financial experts” within the meaning of SEC regulations. Because Mr. Pope serves on the audit committees of more than three public companies, the Board reviewed his meeting attendance record and other relevant information and determined that Mr. Pope’s simultaneous service on these audit committees does not impair his ability to serve effectively on our Audit Committee. No committee member received any payments in 2008 from us other than compensation received as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. Among other duties, the committee is directly responsible for the appointment and oversight of our independent auditors.

The committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by Kraft Foods. We encourage employees, and individuals and organizations outside of Kraft Foods, to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, you should e-mail us at Kraft-FinancialIntegrity@Kraft.com.

Audit Committee Report for the Year Ended December 31, 2008

To our Shareholders:

Management has primary responsibility for Kraft Foods’ financial statements and the reporting process, including the systems of internal control over financial reporting. The Audit Committee monitors the financial reporting processes and systems of internal control over financial reporting, the independence and performance of Kraft Foods’ independent auditors, and the performance of its internal auditors.

Management represented to the Audit Committee that Kraft Foods’ consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. Management also represented that they assessed the effectiveness of Kraft Foods’ internal control over financial reporting as of December 31, 2008, and determined that, as of that date, Kraft Foods maintained effective internal control over financial reporting. The Audit Committee reviewed and discussed with management and the independent auditors this assessment of internal control over financial reporting.

The Audit Committee also discussed with the independent auditors both their evaluation of the accounting principles, practices and judgments applied by management, and any items required to be communicated to it by the independent auditors in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee received from the independent auditors a letter describing any relationships with Kraft Foods that may bear on their independence and discussed with the independent auditors the auditors’ independence from Kraft Foods and its management. The Audit Committee reviewed and approved the audit fees of the independent auditors. The Audit Committee also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, as well as compliance with Kraft Foods’ and the Audit Committee’s policies.

The Audit Committee discussed with the internal auditors and independent auditors the overall scope and plans for their respective audits for the year 2009. The Audit Committee met and will meet with the internal auditors and with the independent auditors, separately, with and without management present, to discuss the financial reporting processes and internal accounting controls. The Audit Committee reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

Based upon the reports and discussions described in this report and without other independent verification, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Foods’ Annual Report on Form 10-K for the year ended December 31, 2008, which we filed with the SEC on February 27, 2009.

Audit Committee:

John C. Pope, Chair

Jan Bennink*

Fredric G. Reynolds

Frank G. Zarb

*	Mr. Bennink is a member of the Audit Committee; however, he did not participate in the review of our Form 10-K.

The information contained in the report above shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Kraft Foods specifically incorporates it by reference in such filing.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization by management within the pre-approved category spending limits. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary for Kraft Foods to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, specific pre-approval of the Audit Committee is required before engaging the independent auditors. The Audit Committee delegated pre-approval authority to its chair for those instances when pre-approval is needed prior to a scheduled committee meeting. The Audit Committee chair must report on such pre-approval decisions at the committee’s next regular meeting.

The Audit Committee pre-approved all audit and non-audit services provided by the independent auditors during 2008.

Independent Auditors’ Fees

Aggregate fees for professional services rendered by our independent auditors, PricewaterhouseCoopers LLP, for 2007 and 2008 were:

	2008	2007
Audit Fees	$16,073,000	$14,338,000
Audit-Related Fees	2,822,000	1,769,000
Tax Fees	1,938,000	1,500,000
All Other Fees	21,000	-

Total	$20,854,000	$17,607,000

•

“Audit Fees” include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting, and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

•

“Audit-Related Fees” include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures, and procedures relating to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice.

•	“All Other Fees” include professional services in connection with benchmarking studies and seminars.

•	All fees above include out-of-pocket expenses.

ITEM 3. RATIFICATION OF THE

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is responsible for the selection, oversight, retention, and termination of our independent auditors. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent auditors for 2009. PricewaterhouseCoopers LLP has been our independent auditor since 2001. The Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time during 2009 if, in its discretion, it determines that such a change would be in Kraft Foods’ and its shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and that they will have an opportunity to respond to appropriate questions from shareholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Foods’ independent auditors.

ITEM 4. SHAREHOLDER PROPOSAL REGARDING

SPECIAL SHAREHOLDER MEETINGS

William Steiner submitted the following proposal. Upon receiving a written request for the information, we will provide shareholders with Mr. Steiner’s address and the number of shares of Kraft Foods common stock that he holds. We printed the text of Mr. Steiner’s resolution and supporting statement verbatim from its submission.

4-Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaws and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of William Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter in sufficiently important to merit prompt consideration.

Fidelity and Vanguard supported a shareholder right to call a special meeting. Governance ratings services, including The Corporate Library and Governance Metrics International, took special meeting rights into consideration when assigning company ratings.

This proposal topic won impressive support at the following companies based on 2008 yes and no votes:

Merck (MRK)	57%	William Steiner (Sponsor)
Occidental Petroleum (OXY)	66%	Emil Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“High Concern” in Executive Pay – Only 42% of CEO pay was incentive based.

•	Our directors served on boards rated “D” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm:

Lois Juliber	Goldman Sachs (GS)
Deborah Wright	Time Warner (TWX)
Myra Hart	Office Depot (ODP)
•	John Pope, who serves on our audit and executive pay committees, was designated a “Problem Director” due to his involvement with Federal-Mogul Corporation and its bankruptcy.
•

John Pope was also designated as an “Accelerated Vesting” director due to his involvement with speeding up the vesting of stock options in order to avoid recognizing the related expense. Pope also served on a total of 5 boards (over-extension concern) and was on our key audit and executive pay committees.

•	Myra Hart owned no stock and Mark Ketchum was also an “Accelerated Vesting” director.
•	We had no shareholder right to:

Cumulative voting.

Act by written consent.

Call a special meeting.

An Independent Chairman.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 4

The Board recommends that you vote AGAINST this proposal.

Your Board is deeply committed to effective corporate governance. For example, you elect directors annually by majority vote. Your Board periodically reviews Kraft Foods’ corporate governance practices. Following one recent review, your Board amended Kraft Foods’ By-Laws to provide that shareholders representing at least 20% of Kraft Foods’ outstanding common shares may call a special meeting of shareholders. (See Exhibit C of this Proxy Statement.) To avoid unnecessary costs, we need not call a special meeting to address a matter that you are scheduled to address at an upcoming shareholder meeting or that you recently addressed at another shareholder meeting. Nor must we call a special meeting for an unlawful purpose or if the written request for a special meeting violated any applicable law or regulation.

The 10% threshold that Mr. Steiner advocates is inappropriately low. It allows a few shareholders to call special meetings for their own narrow purposes or on topics in which most of you have little interest. Kraft Foods’ current 20% threshold better protects you from such abuse and is generally consistent with practices at other major companies that provide for shareholders to call special meetings.

Mr. Steiner’s proposal also would require us to call for special meetings when the same matter has recently been rejected by you or is expected to be considered at another scheduled meeting. Any shareholder meeting is expensive for Kraft Foods and its shareholders. We must pay for the preparation and distribution of disclosure documents as well as pay the expenses of the meeting itself. Depending upon the circumstances, postage alone could exceed $450,000. Also, your Board and management must divert time from the business to prepare for and conduct the meeting.

Kraft Foods is incorporated in Virginia. Virginia legal counsel advised your Board that implementing Mr. Steiner’s proposal would violate the Virginia Stock Corporation Act (the “Act”). The Act grants unlimited power to Kraft Foods’ Board or Chairman to call a special meeting. Mr. Steiner’s proposal limits the shareholders’ ability to call special meetings to holders of 10% or more of Kraft Foods’ shares and also requires that condition be applied to “management and/or the board,” thereby limiting your Board’s power to call a special meeting. In addition, under Virginia law and the NYSE’s listing standards, you already have the right to vote on significant transactions, such as certain stock issuances, a merger or a sale of substantially all of Kraft Foods’ assets. If Mr. Steiner’s proposal is implemented, your Board may not be able to call a special meeting to obtain your approval of such a transaction.

Your Board believes that Kraft Foods’ current approach to special meetings affords you appropriate opportunities to call a special meeting while protecting you from abuses by a small minority of shareholders.

Lastly, Mr. Steiner criticizes Kraft Foods’ corporate governance practices. He cites outdated and misleading information from The Corporate Library, a corporate governance rating firm. For example, Mr. Steiner’s concern about director “over-extension” disregards your Board’s review of Mr. Pope’s attendance record (100% of Audit Committee meetings during 2008) and determination that his simultaneous service on more than three public company audit committees does not impair Mr. Pope’s leadership of Kraft Foods’ Audit Committee. Mr. Steiner’s representation that Myra Hart holds no Kraft Foods stock is outdated. She has owned stock since May 2008.

For these reasons, the Board recommends that you vote AGAINST this proposal. Proxies received by Kraft Foods will be so voted unless shareholders specify a contrary choice in their proxies.

OTHER MATTERS THAT MAY BE

PRESENTED AT THE ANNUAL MEETING

Management does not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists entirely of independent directors who the Board determined to be independent within the meaning of the NYSE’s listing standards. None of the Compensation Committee’s members:

•	Is or has been an officer or employee of Kraft Foods;

•

Is or was a participant in a “related person” transaction in 2008 (for a description of our policy on related person transactions, see “Certain Relationships and Transactions with Related Persons” in this Proxy Statement); or

•	Is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Responsibilities

The Compensation Committee’s responsibilities are set forth in its charter, which was amended in January 2009. The committee’s responsibilities include, among other duties, the responsibility to:

•	Assess the appropriateness and competitiveness of our executive compensation programs;

•

Review and approve goals and objectives of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of these goals and objectives and, based upon its evaluation, determine both the elements and amounts of the Chief Executive Officer’s compensation;

•	Review management’s recommendations for, and approve the compensation of, the Chief Executive Officer’s executive direct reports;

•	Determine annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•

Oversee the management development and succession planning process (including succession planning for emergencies) for the Chief Executive Officer and his or her executive direct reports and, as appropriate, evaluate potential candidates;

•	Periodically review our key human resource policies and practices related to organizational engagement and effectiveness, talent sourcing strategies, and employee development programs;

•	Monitor our policies, objectives, and programs related to diversity and review periodically Kraft Foods’ diversity performance in light of appropriate measures;

•	Assess the appropriateness of, and advise the Board regarding, the compensation of non-employee directors for service on the Board and its committees; and

•	Review and discuss with management the Compensation Discussion and Analysis and the committee’s annual report included in our annual proxy statement.

Processes and Procedures

The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Compensation Committee’s primary processes for establishing and overseeing executive compensation. Additional processes and procedures include:

•	Meetings. The Compensation Committee meets several times each year to address our compensation programs, benefit plans, and policies.

•

Role of Independent Consultant. The Compensation Committee retained Hewitt Associates LLC (“Hewitt”) as its independent compensation consultant to assist in evaluating executive compensation programs and to advise regarding the amount and form of executive and director compensation. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with Kraft Foods’ objectives. The independent consultant is engaged directly by the committee, regularly participates in Compensation Committee meetings at which compensation is an agenda item, including executive sessions of the committee, and advises the committee with respect to compensation trends and best practices, plan design, and the reasonableness of compensation awards. In addition, with respect to the Chief Executive Officer, the consultant prepares specific compensation analyses for the committee’s consideration. The Chief Executive Officer does not participate in the development of the analyses and has no knowledge of the information in these analyses when they are presented to the Compensation Committee. The independent consultant plays a similar role in analyzing the amount or form of director compensation.

•

Role of Executive Officers and Management. Each year, the Chief Executive Officer presents his or her compensation recommendations for each of the other named executive officers, his or her remaining direct reports and other executive officers (as described under “Compensation Discussion and Analysis”). The Compensation Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Independence of Compensation Consultant to the Compensation Committee

Hewitt has served as the Compensation Committee’s independent executive compensation consultant since 2006. During 2008, Hewitt provided the Compensation Committee advice and services which included, providing competitive market compensation data for executive positions; conducting periodic reviews of elements of compensation; providing “best practices” about and advice in designing our annual and long-term incentive plans, including selecting metrics; updating the committee on executive compensation trends, issues and regulatory developments; and participating in meetings of the Compensation Committee at which compensation was an agenda item. For the year ended December 31, 2008, Hewitt billed Kraft Foods $0.36 million for advice and services to the committee.

The Compensation Committee believes that its consultant should be able to render advice to the committee independent of management’s influence. Therefore, the Compensation Committee has taken numerous steps to satisfy this objective. At the outset, the Compensation Committee retained Hewitt independent of management. At least annually, the Compensation Committee reviews the types of advice and services provided by Hewitt and the fees charged for those services. The Hewitt consultants report directly to the Compensation Committee on all executive compensation matters; regularly meet separately with the committee outside the presence of management; and speak separately with the committee chair and other committee members between meetings, as necessary or desired. Interactions between the Hewitt consultants and management are limited to those which Hewitt needs to provide the Compensation Committee with relevant information and appropriate recommendations.

To ensure Hewitt’s independence, the Compensation Committee implemented a process generally consistent with the Audit Committee’s process for managing Kraft Foods’ relationship with PricewaterhouseCoopers LLP, Kraft Foods’ independent auditors. Under the process, management may not significantly increase its use of Hewitt for non-executive compensation-related services without the Compensation Committee’s advance knowledge and approval. Further, the Compensation Committee regularly evaluates Hewitt’s consulting services, which include retirement and financial management, talent and organization consulting, and 401(k) administration and compliance services, and reviews its independence.

In addition, Hewitt separates the executive compensation consulting services provided to the Compensation Committee from services it provides to Kraft Foods management. The team of Hewitt executive compensation professionals working on Kraft Foods executive compensation does not work on other consulting assignments for Kraft Foods. Hewitt also confirms that the professionals working on these matters receive no compensation for any other services that Hewitt provides to Kraft Foods.

With the Compensation Committee’s prior knowledge and subject to annual or more frequent reviews, Hewitt provides a range of consulting services to Kraft Foods on a global basis. Those services include consulting and outsourcing services for Kraft Foods retirement plans, consulting services on Kraft Foods talent and organizational design, and employee communications. For these services, Hewitt billed Kraft Foods $4.57 million for the year ended December 31, 2008. Based on the Compensation Committee’s regular discussions on the issue and its evaluation of the procedures Kraft Foods and Hewitt have implemented to ensure independence, the Compensation Committee believes that Hewitt provides independent advice.

Compensation of Directors

Directors who are full-time Kraft Foods employees receive no compensation for their services as a director. The table below summarizes the cash and equity compensation elements in place during 2008 for our non-employee directors.

Compensation Element
Annual Board Retainer	$70,000
Annual Chair Retainer	$10,000
Board Meeting Fees	$0
Committee Meeting Fees	$2,000 per meeting
Annual Lead Director Retainer	$30,000
Annual Stock Grant Value	$125,000

Effective May 13, 2008, we increased the directors’ annual equity compensation from $115,000 to $125,000. This change was based on the results from the annual review of compensation levels of Kraft Foods’ non-employee directors compared to those of non-employee directors at companies in Kraft Foods’ Compensation Survey Group (discussed in more detail under the heading “Compensation Discussion and Analysis - Our Compensation Program Design - Benchmarking”). The review was conducted by the Compensation Committee’s independent compensation advisor, Hewitt. The annual stock grant is subject to a one-year restriction period from the date of grant.

Directors can defer 25%, 50%, 75% or 100% of their cash retainer and meeting fees into accounts that mirror the funds in the Kraft Foods Thrift 401(k) Plan, pursuant to the 2001 Compensation Plan for Non-Employee Directors. Directors can also defer receipt of their annual stock grant until a future distribution date, pursuant to the 2006 Stock Compensation Plan for Non-Employee Directors. Dividends on deferred stock grants are reinvested in deferred shares until the previously elected distribution date.

In addition to cash payments and stock awards, members of the Board are covered under a $100,000 term life insurance policy under the Kraft Foods Global, Inc. Life Insurance Plan.

A non-employee director may also participate in the Kraft Foods Matching Gift Program immediately upon becoming a member of the Board. Generally, Kraft Foods employees must wait a year before they can participate in the program. Other than the waiver of the one-year waiting period, non-employee directors participate in the program on the same terms as our employees. Under the program, Kraft Foods matches up to $15,000 per director per year in contributions to 501(c)(3) non-profit organizations. In 2008, the following directors participated in this program: Ajay Banga, Myra M. Hart, Lois D. Juliber, Mark D. Ketchum, Richard A. Lerner, M.D., John C. Pope, Deborah C. Wright and Frank G. Zarb.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)		All Other Compensation(3) ($)	Total ($)
Banga, Ajay	127,650	116,477		5,620	249,747
Bennink, Jan	114,500	116,477		120	231,097
Hart, Myra	103,725	78,139		15,120	196,984
Juliber, Lois	99,500	78,139		15,120	192,759
Ketchum, Mark	122,500	116,477		15,120	254,097
Lerner, Richard	122,500	116,477		15,120	254,097
Pope, John	153,000	116,477		12,620	282,097
Reynolds, Fredric	113,725	78,139		120	191,984
Schapiro, Mary	180,500	38,337	(4)	120	218,957
Wright, Deborah	133,000	116,477		12,620	262,097
Zarb, Frank	119,500	78,139		15,120	212,759

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the 2001 Kraft Foods Inc. Compensation Plan for Non-Employee Directors.

(2)

The amounts shown in this column represent the value of restricted and deferred stock awards based on the Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”), valuation methodology that is used to value stock awards to all directors. The valuation methodology is in accordance with the same assumptions disclosed in Note 10 to the consolidated financial statements contained in our Form 10-K with the exception that, in accordance with SEC rules, no forfeiture rate is used for these purposes. Restricted and deferred stock awards vest one year from the date of grant. The 2008 Non-Employee Director Stock Awards Table below provides further detail on the non-employee director grants made in 2008 and the number of stock awards and stock options outstanding as of December 31, 2008.

(3)	Includes life insurance premiums paid on behalf of the directors and Kraft Foods contributions made as part of the Kraft Foods Matching Gift Program.

(4)	Reflects forfeiture of Ms. Schapiro’s 2008 restricted stock awards when she resigned from the Board, effective January 15, 2009. See “2008 Non-Employee Director Stock Awards Table.”

2008 Non-Employee Director Stock Awards Table

	Stock Awards
Name	All Stock Awards: Number of Shares of Stock or Units (#)	All Stock Awards: Grant Date Fair Value of Stock or Units(1) ($)
Banga, Ajay	4,002	125,022
Bennink, Jan	4,002	125,022
Hart, Myra	4,002	125,022
Juliber, Lois	4,002	125,022
Ketchum, Mark	4,002	125,022
Lerner, Richard	4,002	125,022
Pope, John	4,002	125,022
Reynolds, Fredric	4,002	125,022
Schapiro, Mary(2)	4,002	125,022
Wright, Deborah	4,002	125,022
Zarb, Frank	4,002	125,022

(1)	The stock awards are valued based on the grant date fair value of the award as defined for purposes of SFAS 123(R). The fair value is equal to the average of the high and low trading prices on the grant date as reported on the NYSE.

(2)	Ms. Schapiro resigned from the Board, effective January 15, 2009. Under the terms of Kraft Foods’ 2006 Stock Compensation Plan for Non-Employee Directors, Ms. Schapiro forfeited her unvested restricted shares when she resigned.

As of December 31, 2008, the directors held the same number of shares of restricted or deferred stock as shown on the table above. In addition, as of December 31, 2008, Mr. Pope and Mesdames Schapiro and Wright each held options to purchase 3,995 shares of our common stock.

Compensation Committee Report for the Year Ended December 31, 2008

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in Kraft Foods’ Annual Report on Form 10-K for the year ended December 31, 2008, which we filed with the SEC on February 27, 2009.

Compensation Committee:

Ajay Banga, Chair

Myra M. Hart

Lois D. Juliber

Mark D. Ketchum

Deborah C. Wright

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis we:

•	Describe our goals for compensating our executive officers;

•

Describe how we have designed our compensation program and explain how executive compensation decisions reflect both Kraft Foods’ business performance and the individual performance goals for each of our named executive officers; and

•	Explain the tables and other disclosures that follow.

Our “named executive officers” are those individuals who served as Kraft Foods’ Chief Executive Officer and Chief Financial Officer during 2008, as well as those other individuals included in the 2008 Summary Compensation Table under the heading “Executive Compensation Tables.”

Our executive compensation program’s four primary goals are to:

1.	Attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our named executive officers’ and other executive officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align the interests of our executive officers and shareholders through stock ownership guidelines, equity-based incentive awards and other long-term incentive awards that link executive compensation to sustained and superior total shareholder return.

Recent Compensation Changes Focused on Driving Higher Levels of Performance

Until March 2007, we were a subsidiary of Altria Group, Inc. (“Altria”) and, consequently, our compensation levels, programs, and practices were closely aligned with Altria’s. Specifically:

•

Cash incentive programs were performance-based, but award amounts were determined subjectively based on the assessment of many metrics rather than relying on a pre-determined standard. Equity compensation took the form of time-vested restricted stock.

•

We targeted total executive compensation within the third quartile of our Compensation Survey Group (defined below under “Our Compensation Program Design – Benchmarking – Composition and Purpose of the Compensation Survey Group”).

As a consequence of the spin-off from Altria, to align with our three-year turnaround plan, and to better align compensation programs with shareholder interests, we made three notable changes to our compensation programs.

•

First, we identified a new Compensation Survey Group of similarly sized (based on revenue and market capitalization) consumer products companies with leading brand recognition or companies with which we otherwise compete for talent.

•

Second, we changed our pay philosophy to target total compensation at or near the median total compensation of our new Compensation Survey Group. As we began managing talent as an independent company, we felt it important to shift the philosophy from third quartile to median.

•	Third, we greatly simplified the metrics by which performance-based compensation is awarded.

Specifically:

Program	Previous Program	2008 and forward
Annual Incentive Plan	• Business rating based on multiple measures, but determined on a qualitative basis • Committee had total discretion to determine rating	• Business rating based on a formula using three critical internal measures • Committee has discretion up to 25 percentage points

Long-Term Incentive Plan (“LTIP”)

•     Three-year discrete period

•     Cash-based

•     Rating based on multiple measures including Total Shareholder Return (“TSR”), but determined on a qualitative basis

•     Committee had total discretion to determine rating

• Three-year overlapping period • Performance shares • Rating based on four measures (TSR and three internal) • Committee has discretion up to 25 percentage points

Annual Equity Plan	• Equity award granted in the form of 100% restricted shares that cliff vested 100% after three years	Equity award granted in the form of: • 50% restricted shares that cliff vest 100% after three years; and • 50% stock options that vest one-third each year over three years

Our Compensation Program Design

A summary of our executive compensation program appears in this Proxy Statement under “Summary of Compensation Program.” All named executive officers are eligible to participate in each element of our executive compensation program. A more detailed discussion of those elements can be found under “Elements of Executive Compensation.” Our Human Resources and Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) regularly reviews the various elements of compensation to assure that they are aligned with Kraft Foods’ and the goals we set for each individual executive officer. Our executive compensation program is designed to achieve Kraft Foods’ four primary goals using the following principles:

•

Benchmarking. We annually benchmark our target and actual compensation levels and pay-mix with a peer group of companies of similar size and scale referred to as the “Compensation Survey Group.” We use this comparison to ensure that our executive compensation and benefits package is competitive with the Compensation Survey Group. In addition, Kraft Foods’ financial and total shareholder return performance is compared against a separate peer group, referred to as the “Performance Peer Group,” which is more heavily focused on the food and beverage industry. The Performance Peer Group comparison ensures that our long-term incentive plan links compensation to the delivery of superior financial results relative to industry peers. More information about the Compensation Survey Group and the Performance Peer Group can be found below under “Benchmarking;”

•

Providing Fixed and Variable Compensation. We provide a mix of fixed and variable compensation (heavily weighted to variable compensation for the named executive officers) designed to attract, retain, and motivate top-performing executives, as well as appropriately link compensation levels with the achievement of relevant financial and strategic goals. More information about pay-mix can be found below under “Providing Fixed and Variable Compensation;”

•

Providing Equity and Cash Incentives. We provide a mix of equity and cash incentives to focus executive officers on achieving performance results that drive long-term sustainable superior total shareholder returns. More information about pay-mix can be found below under “Providing Fixed and Variable Compensation;”

•

Assessing Individual Performance and Potential. Incentive awards to individual participants are based in part on individual performance and the potential for advancement within the organization. More information about individual performance assessments can be found below under “Assessing Individual Performance and Potential,” and

•

Requiring Executive Stock Ownership. Our executive officers are expected to maintain or exceed specific levels of Kraft Foods stock ownership in order to further align their interests with those of our shareholders. More information about stock ownership guidelines for executive officers can be found under “Requiring Executive Stock Ownership.”

Summary of Compensation Program

This table summarizes the elements and program objectives of our 2008 compensation program for executive officers, including named executive officers.

Program	Description	Program Objective
Annual Compensation

Base Salary	Ongoing cash compensation based on the executive officer’s role at Kraft Foods.	• Retention • Attraction • Drive top-tier performance - Individual contribution

Annual Incentive Program	Annual incentive with target award amounts for each executive officer. Awards are payable in cash only. Actual payouts could be higher or lower than target, based on business and individual performance.	• Drive top-tier performance - Across entire organization - Within business units - Individual contribution

Long-Term Incentive Compensation

Stock Awards	Annual 2008 awards were a mix of restricted stock (50%) and non-qualified stock options (50%). Each executive officer has an award opportunity based on his or her role at Kraft Foods, long-term performance and potential for advancement.	• Drive top-tier performance - Long-term individual contribution - Recognize advancement potential - Align executive officer’s interests with shareholders • Retention • Stock ownership

Long-Term Incentive Program	Long-term incentive with target award amounts established for each executive officer. Actual awards are linked to achievement of three-year Kraft Foods’ goals and can be higher or lower than target, based on Kraft Foods’ performance. Payout will be in Kraft Foods common stock at the end of the three-year program (“performance shares”).	• Drive top-tier performance - Across entire organization - Increase shareholder value - Focus on long-term sustained success • Retention • Stock ownership

Executive Benefits

Voluntary Non-Qualified Deferred Compensation Plan	Program that allows executive officers to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options to meet future financial goals.	• Retention • Attraction • Provide opportunity for future financial security • Provide U.S. executives an additional opportunity to meet stock ownership requirements

Executive Perquisites	Market-consistent program that is generally limited to a car allowance, financial counseling and, for the Chief Executive Officer only, personal use of Kraft Foods’ aircraft.	• Attraction • Retention • Supports personal financial planning needs • Security of Chief Executive Officer

Program	Description	Program Objective

Post-Termination Benefits

Defined Benefits Program	Generally provides for the continuation of a portion of total annual cash compensation (defined as base salary plus annual incentive award) at the conclusion of an executive officer’s career. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees.	• Retention • Attraction • Provide financial security to long-service executive officers in retirement

Defined Contribution Program (“401(k)”)	Program under which Kraft Foods matches U.S. executive officers’ contributions. Account balances are typically payable at the conclusion of an executive officer’s career. Effective January 1, 2009, this program was enhanced for newly hired U.S. employees.	• Retention • Attraction • Provide opportunity for financial security in retirement • Provide U.S. executives an additional opportunity to meet stock ownership requirements

Change in Control Plan	Executive separation program that provides for enhanced benefits in the event of an executive officer’s termination following a defined Kraft Foods change in control.	• Retention • Focus on delivering top-tier shareholder value, specifically in periods of uncertainty • Supports effective transition

Other Benefits

Other Benefits	Medical, welfare and other benefits.	• Retention • Attraction

Benchmarking

Composition and Purpose of the Compensation Survey Group

We annually compare our compensation program with those companies in the Compensation Survey Group. This annual review is designed to: (a) assure that our compensation program and target compensation levels are in line with market practice; and (b) maintain our ability to attract and retain the level of talent we need to drive sustainable superior total shareholder returns.

To assure that the Compensation Survey Group includes the most appropriate companies, the Committee considers companies meeting the following criteria:

•	Are of similar revenue size and market capitalization;

•	Emphasize the food and beverage industry;

•	Have a global focus;

•	Are recognized for their industry leadership and brand recognition;

•	Have executive positions similar in breadth, complexity and scope of responsibility; and

•	Compete with us for executive talent.

Based on this, and in consultation with management and with the assistance of Hewitt, the Committee selected these companies for the 2008 Compensation Survey Group:

Abbott Laboratories	McDonald’s Corporation
Anheuser-Busch Companies, Inc.	Merck & Co., Inc.
Bristol-Myers Squibb Company	Nestle S.A.
The Coca-Cola Company	PepsiCo, Inc.
Colgate-Palmolive Company	Pfizer Inc.
ConAgra Foods, Inc.	The Procter & Gamble Company
Eli Lilly and Company	Sara Lee Corporation
General Mills, Inc.	Unilever N.V.
Johnson & Johnson	The Walt Disney Company
Kellogg Company	Wyeth
Kimberly-Clark Corporation

Anheuser-Busch’s comparison data was provided to Hewitt in early 2008. Therefore, Anheuser-Busch remained in the Compensation Survey Group in 2008. However, we will remove Anheuser-Busch from our Compensation Survey Group in 2009 because of its acquisition by InBev in December 2008.

In determining appropriate compensation levels for the named executive officers, the Committee reviews compensation levels for similarly situated executives at companies in the Compensation Survey Group.

We use data obtained from the Compensation Survey Group through custom surveys administered by Hewitt and through the companies’ public filings.

Composition and Purpose of the Performance Peer Group

For 2008, the Performance Peer Group was comprised of companies considered by the Committee to be our market competitors or that had been selected primarily on the basis of industry. There is substantial overlap (10 of the 17 companies) between the Performance Peer Group and the Compensation Survey Group. The primary difference between the Performance Peer Group and the Compensation Survey Group is that the Performance Peer Group companies are more heavily focused on the food and beverage industry than the companies in the Compensation Survey Group and are included regardless of revenue size or market capitalization.

With respect to performance measures for our Long-Term Incentive Plan, we believe that it is relevant to compare our financial performance to a group of food and beverage companies as it is likely that our shareholders are comparing our financial performance to a similar group of companies when making investment decisions. We believe that this group is less relevant when comparing compensation levels at various positions within the organization due to Kraft Foods’ size and complexity relative to several companies included in this group. The Performance Peer Group companies are:

Cadbury plc	H.J. Heinz Company
Campbell Soup Company	The Hershey Company
The Clorox Company	Kellogg Company
The Coca-Cola Company	Nestle S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
ConAgra Foods, Inc.	The Procter & Gamble Company
Diageo plc	Sara Lee Corporation
General Mills, Inc.	Unilever N.V.
Groupe Danone

Anheuser-Busch was removed from the Performance Peer Group in 2008 because its total shareholder return was not available due to its acquisition by InBev in December 2008.

2008 Competitive Positioning

Our compensation philosophy is to set our base salary levels and target variable compensation levels at or near the median of the Compensation Survey Group, based on size-adjusted data. Due to our revenue size relative to our peer group ($37 billion in revenue as of December 31, 2007 vs. a median of $23 billion), the Committee uses a size-adjusted median calculated by Hewitt when comparing executive compensation levels. For positions with corporate-wide responsibilities, Hewitt averages the “revenue-correlated” median (based on $37 billion in revenues relative to the $23 billion median of the Compensation Survey Group) and the raw median to get a size-adjusted median. Hewitt uses this same approach for senior business unit level positions as well. In effect, the Committee is using a value greater than the raw median but less than a revenue-correlated median. This results in a more conservative approach to benchmarking the compensation data than simply using the revenue-correlated median, which is a common approach in our industry.

The magnitude of the size-adjusted median (in terms of percentile ranking) typically places total compensation, in addition to the individual elements of total compensation, between the raw median and the 75th percentile of the Compensation Survey Group. For perspective, Kraft Foods’ revenues approximate the 75th percentile of the Compensation Survey Group.

The Committee believes that targeting the size-adjusted median of the Compensation Survey Group provides the opportunity to attract and retain talented and capable employees.

Providing Fixed and Variable Compensation

Our executives receive fixed, or pre-determined, compensation in the form of salary, benefits, and perquisites. By design and as reflected in the chart below, the remainder of their compensation, comprising a significant portion of total compensation, is variable (or “performance-based”), meaning it is payable only to the extent it is earned based either on business and/or individual performance or on the value of the award at the time of vesting or income recognition. Our variable pay components include annual cash incentives, restricted stock grants, non-qualified stock option grants, and performance shares.

Since a significant portion of compensation is variable, our executive officers may earn total compensation that is above the median of the Compensation Survey Group when they achieve superior business and/or individual performance. Conversely, executive officers may receive total compensation below the median when business and/or individual performance is below that of our peers.

Most of our variable compensation is provided in the form of long-term compensation. This assures that compensation delivered to the named executive officers and other executive officers is aligned with shareholders’ interest in sustained superior total shareholder returns. There are no specific pre-established policies or targets for the allocation between short-term and long-term compensation, or between cash and equity. In determining the appropriate pay mix of cash and equity compensation for our executive officers, the Committee considered the practices of our peers in the Compensation Survey Group to assure the competitiveness of Kraft Foods’ compensation package in order to preserve our ability to attract and retain talented executive officers.

This chart shows the total compensation mix, on average, for our named executive officers, based on target awards in 2008, compared with the median of the Compensation Survey Group.

Design Mix of Compensation and Elements

Compensation and Benefits Element	Design (Target) %	Compensation Survey Group(1) %
Fixed Elements
Base Salary	18	16
Benefits	7	7
Perquisites	1	1
Variable Elements
Annual Cash Incentive	19	18
Equity Awards(2)	38	41
Performance Plans (Shares/Units)(3)	17	17

Total	100	100

(1)	Reflects the median of the Compensation Survey Group based on information provided by Hewitt.
(2)	Includes restricted stock and non-qualified stock options granted on an annual basis.
(3)	For peers, includes stock-based (performance shares) or cash-based (performance units) awards. Kraft Foods’ program reflects its performance share plan paid out after a three-year performance cycle.

Assessing Individual Performance and Potential

We have established a performance management process that is intended to support all employees and their managers in defining annual work goals in support of Kraft Foods’ business strategies, assessing how the employee performed against those goals and facilitating conversations regarding future career opportunities. Each year, our Chairman and Chief Executive Officer, Ms. Rosenfeld, provides the Committee with an individual performance and potential assessment for each of her executive direct reports, including the named executive officers. She also provides the Committee, for its consideration, her compensation recommendations, including recommendations for annual incentive awards, annual equity awards, and base salary increases for each of her executive direct reports. The Committee reviews and discusses her recommendations, taking into account the various factors within the criteria, and may revise her recommendations based on those factors.

Specifically, in assessing individual performance and potential in the context of making executive compensation decisions, the Committee considers the following:

•	The executive officer’s contributions to Kraft Foods’ overall performance;

•	The executive officer’s individual performance relative to pre-established individual objectives discussed at the beginning of the performance cycle;

•	The executive officer’s leadership capabilities;

•	The executive officer’s long-term performance and potential for future advancement or ability to assume roles of greater responsibility; and

•	The executive officer’s position against competitive market norms for similar roles.

Impact on Compensation

Individual performance is one factor that is considered in the delivery of compensation via the annual salary review process and annual cash incentive. While individual performance is based on a number of factors that are identified as motivators for the named executive officer at the beginning of the year, ultimately the performance assessment takes into account a variety of factors and events that occurred during the year and is inherently subjective. In addition, assessment of an individual’s long-term performance and ability to assume roles of greater responsibility is considered in determining annual restricted stock and stock option awards. A more detailed discussion of how individual performance affects compensation can be found below under “Elements of Executive Compensation.”

Requiring Executive Stock Ownership

We first introduced stock ownership guidelines in 2003 to further align the interests of our senior management (approximately 180 executives), including the named executive officers, with those of our shareholders. In 2008, we revised the guidelines using three guiding principles:

•	Global consistency – as our equity program is denominated in U.S. dollars, executives globally should have the same requirements, not influenced by fluctuating exchange rates;

•	Ease of understanding – one common date to meet stock ownership guidelines; and

•	Reasonableness for the executives to meet the guidelines – we should be able to provide vehicles to assist the executives in attaining the stock ownership guidelines without undue hardship.

Under our new guidelines, executives are expected to acquire and hold Kraft Foods common stock in an amount commensurate with his or her role and responsibilities. Executives are expected to attain their ownership levels within five years of becoming eligible for this program or within three years of being promoted to a higher level within the executive ranks. We monitor stock ownership levels on a common compliance calendar date to ensure that executives are on track to meet or exceed their stock ownership levels within the specified timeframe. We define stock ownership as direct ownership of Kraft Foods common stock, including sole ownership, direct purchase plan shares, restricted shares, and accounts over which the executive has direct or indirect ownership or control. This definition does not include unexercised Kraft Foods stock options or unearned performance shares. If an executive does not meet the guideline level in the required timeline, the Chairman and Chief Executive Officer has the flexibility to take any further action as deemed appropriate depending on the executive officer’s particular circumstances.

We communicate guidelines in U.S. dollar denominations and common shares. The executive must hold the lesser of 1) the number of common shares (or equivalents) equal in value to the amounts shown in the table below; and 2) the number of common shares (or equivalents) shown in the table below. The number of common shares (or equivalents) shown below is based on the U.S. dollar amount shown below divided by the closing stock price on the first trading day in the year the executive was appointed to his or her current role. We expect the named executive officers to hold a minimum level of Kraft Foods common stock based on the lesser of the U.S. dollar value or number of shares shown below:

Ms. Rosenfeld	Mr. McLevish	Mr. Firestone	Mr. Khosla	Mr. Searer
$15,000,000	$4,000,000	$2,500,000	$2,500,000	$4,000,000
534,760	112,328	78,004	70,205	112,328

These stock ownership guidelines are generally greater than those required by companies within the Compensation Survey Group. The Committee believes that Kraft Foods’ stock ownership levels will help increase the focus of our executives on improving total shareholder return over time. As of February 20, 2009, Ms. Rosenfeld and Messrs. Firestone, Khosla, and Searer had stock ownership levels at or above their respective ownership guidelines. Mr. McLevish joined Kraft Foods in 2007 and is currently below his stock ownership level. Consistent with our policy, he has five years from his employment date to attain his expected stock ownership levels.

Elements of Executive Compensation

Our executive compensation program consists of:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity-based incentives;

•	Voluntary Non-Qualified Deferred Compensation Plan;

•	Perquisites; and

•	Post-termination compensation.

A description of each of the compensation program elements follows, and individual compensation decisions are discussed under “Compensation Paid to Named Executive Officers in 2008.”

Base Salary

Base salary is the principal “fixed” element of executive compensation. Kraft Foods uses base salary to provide a predictable income to named executive officers. The Committee considers a number of factors when reviewing and setting base salaries for named executive officers including: Kraft Foods’ performance; the named executive officer’s individual performance, level of responsibility, tenure and prior experience; and a comparison of base salaries paid for comparable positions at companies in the Compensation Survey Group. The Committee does not assign a particular weight to any factor. Base salary levels for named executive officers are targeted to be at or near the size-adjusted median of the Compensation Survey Group.

Base salaries are the basis for establishing the target payouts of the annual and long-term incentive plan awards discussed below and for retirement programs, executive group life insurance and certain other benefits available to all employees. Salaries are reviewed on an annual basis, and merit increases are considered for all executive officers and are generally effective April 1.

Despite a strong year in operating performance, Ms. Rosenfeld recommended that several senior executives (more than 20), including the named executive officers, receive no salary increases in 2009. This recommendation reflects the current economic environment. The Committee agreed with this recommendation.

Annual Cash Incentives

Overview

Kraft Foods designs the annual incentive plan to motivate and reward participants, including the named executive officers, for their contribution to Kraft Foods achieving its annual financial and strategic goals as part of the three-year turnaround plan. The range of amounts that an executive may earn is determined at the beginning of the year, and the amount actually paid is based primarily on the financial results achieved during the year and the individual’s contribution towards achieving those results. Beginning in 2008, we shifted from assessing business performance on a completely qualitative basis to assessing performance on a much more formulaic basis. This approach was taken to better align each executive’s potential for earning incentive payments with the achievement of key operating performance goals that will deliver long-term superior shareholder value. The three key metrics chosen were Organic Revenue Growth, Ongoing Constant Currency Operating Income Growth and Discretionary Cash Flow (each, as defined below under “2008 Business Unit Rating”), for Kraft Foods Inc. and, with respect to Messrs. Khosla and Searer, for Kraft International and Kraft North America, respectively. We chose these three metrics because of their high correlation to total shareholder return. We will continue using Organic Revenue Growth and Discretionary Cash Flow in our 2009 design to maintain continuity with participants. We will change our bottom-line metric to Operating Income, excluding items and currency impacts, which is a minor change from 2008. These measures will continue reinforcing the importance of driving top-line and bottom-line performance while generating positive cash flow.

Our annual incentive plan, by design, excludes total shareholder return due to annual volatility. We believe the metrics chosen for our annual incentive plan have a strong correlation with long-term total shareholder return and that consistent achievement of those metrics at levels above our peers will deliver superior long-term total shareholder returns relative to our peers. Our plan design is consistent with market practices.

Although the outcome of the business unit rating is a formulaic method for assessing performance against these three key internal measures, the Committee retains up to 25 percentage points of discretionary authority to adjust the business rating. This discretionary authority was implemented to increase or decrease business unit ratings based on several factors, including innovation, portfolio management, talent management and the quality of our results.

Award Formula

The formula shown below is used to determine actual awards for participants, including the named executive officers. Other than base salary, which is discussed above, each element of this formula is discussed below.

Base Salary as of December 31, 2008	x	Individual Target Percentage (% of Base Salary)	x	Business Unit Rating (0% - 180%)	x	Individual Performance Assessment (0% - 180%)	=	Actual Award

The maximum award under the annual incentive plan is 250% of target. The business unit rating helps focus our named executive officers on achieving financial results, and the individual performance assessment encourages and rewards individual contributions in achieving those financial results.

Individual Target Percentage

Each participant in the plan is assigned a target award. The target is a percentage of base salary reflecting his or her role and responsibilities. For participants, including the named executive officers, the Committee sets individual targets that position target annual incentive and target total cash compensation opportunities at approximately the size-adjusted median of the Compensation Survey Group. Generally, this assures that if business and individual goals are met at the target level, the participant would be paid an incentive at or near the size-adjusted median for his or her position relative to the Compensation Survey Group.

The individual targets, as a percentage of base salary, for the named executive officers were, as of December 31, 2008, as follows:

Ms. Rosenfeld	Mr. McLevish	Mr. Firestone	Mr. Khosla	Mr. Searer
150%	90%	80%	80%	90%

For named executive officers, the Committee may adjust the target award percentages during the year if an executive officer’s role or responsibilities change.

2008 Business Unit Rating

At the beginning of 2008, the Committee approved targets for Organic Revenue Growth, Ongoing Constant Currency Operating Income Growth and Discretionary Cash Flow for the Kraft Foods Inc., Kraft North America and Kraft International organizational levels. These targets were set in the context of year two of our three-year turnaround plan, which reflects a significant improvement over the prior year performance.

A performance rating scale was developed so that if the performance targets were achieved for each of the measures, then the business unit rating equals 100%. For achievement of performance above the targets, the business unit rating would be above 100% and for performance below target, the business unit rating would be below 100%. The business unit rating for each of Messrs. Khosla and Searer is linked 70% to the performance ratings of their respective businesses and 30% to the Kraft Foods Inc. performance rating. This alignment is meant to promote both “line-of-sight” accountability (by focusing the executive on the results of his business unit) as well as ensure collaboration of talent and ideas across the enterprise (by rewarding the executive for the performance of the company as a whole). Business unit ratings for the remainder of the named executive officers are aligned 100% to the Kraft Foods Inc. rating.

While we report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), our financial targets under our incentive plans are based on non-GAAP financial measures. We use certain non-GAAP financial measures and corresponding ratios as we believe they provide additional, meaningful comparisons between current results and results in prior operating periods. More specifically, we believe the following non-GAAP financial measures reflect fundamental business performance because they exclude those items that affect comparability of results:

•

Organic Revenue Growth. Our top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures, and currency. We use organic net revenues and corresponding growth ratios as non-GAAP financial measures. We believe this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

•

Ongoing Constant Currency Operating Income. We use ongoing constant currency segment operating income to evaluate segment performance and allocate resources. Segment operating income excludes unrealized gains and losses on hedging activities (which is a component of cost of sales), general corporate expenses and amortization of intangibles for all periods presented. Furthermore, we exclude items that affect comparability of results. Excluded from this measure are foreign currency, operating income from divestitures, and “items.” Items include asset impairment, exit, and implementation costs primarily related to our restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on divestitures, interest from tax reserve transfers from Altria, the favorable resolution of Altria’s 1996-1999 IRS Tax Audit in 2006, other one-time costs related to our European Union segment reorganization, charges from certain legal matters, and a deferred tax reconciliation item. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends.

•

Discretionary Cash Flow. We use discretionary cash flow as our primary cash flow metric as it represents the controllable cash flows from operations. Discretionary cash flow is defined as cash flow from operations less capital expenditures. We believe it shows the financial health of and how efficiently we are running Kraft Foods.

For supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the year ended December 31, 2008, see Exhibit D attached to this Proxy Statement. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Kraft Foods’ results prepared in accordance with GAAP. In addition, the non-GAAP measures we use may differ from non-GAAP measures that other companies use.

The following are the financial targets and actual results that the Committee considered at year end for all of the named executive officers in corporate positions:

Key Financial Metrics(1)	Kraft Foods Inc.
	Targets	2008 Actual	Performance Rating
Organic Revenue Growth	4.2% growth	6.6% growth	180%
Ongoing Constant Currency Operating Income Growth	17.3% growth	12.2% growth	65%
Discretionary Cash Flow	$2,284 million	$2,774 million	180%

(1)	Our key financial metrics are non-GAAP financial measures and are defined above. See Exhibit D of this Proxy Statement for a reconciliation of these non-GAAP financial measures to GAAP financial measures.

In reviewing the results against key financial metrics, which were set in the context of the three-year turnaround plan and represent significant improvement, the Committee discussed the following:

•

Kraft Foods delivered strong operating results despite an extremely volatile and challenging operating environment. The quality of results was discussed in depth noting that operating performance was delivered on or above plan while we continued to invest for the future in product quality, marketing, innovation, and sales.

•	Organic Revenue Growth was exceptional and represented the highest rate of growth since becoming a public company in 2001 and was well above the long-range revenue outlook of 3-4%.

•

Ongoing Constant Currency Operating Income Growth fell short of the 17.3% growth target primarily due to mark-to-market losses on certain commodity hedges. Excluding the impact of certain mark-to-market losses, Ongoing Constant Currency Operating Income Growth would have achieved target. Consistent with the plan, the below target performance in Ongoing Constant Currency Operating Income Growth was appropriately reflected in the rating as shown above.

•	Discretionary Cash Flow performance was outstanding and represented double digit growth over the prior year. Our 2008 performance significantly outpaced the target.

In accordance with the plan, the Committee retains discretionary authority over the plan payouts based on several factors including innovation, portfolio management, talent management, and quality of results. Each factor was discussed with the Committee; the

Committee noted progress in each area when assessing performance. Further, the Committee considered the overall total shareholder return on performance in order to qualitatively assess whether management’s performance was of high quality. The Committee recognized that 2008 was a difficult year for Kraft Foods shareholders (along with many other companies); however, our total shareholder return performance for 2008 was better than the Performance Peer Group median and significantly better than the Standard & Poors benchmarks. The Committee noted significant improvement relative to the Performance Peer Group since the beginning of our turnaround in 2007. At the conclusion of this discussion, the Committee determined that results were delivered by management in a high quality manner, and the Committee made no qualitative adjustment to the business ratings.

The following are the financial targets and actual results that were considered at year end for the named executive officers in business unit positions:

Key Financial Metrics(1)	Kraft North America			Kraft International
	Targets	2008 Actual	Performance Rating	Targets	2008 Actual	Performance Rating
Organic Revenue Growth	4.3%	4.8%	106%	4.0%	9.8%	180%
Ongoing Constant Currency Operating Income Growth	8.8%	7.0%	91%	40.9%	46.9%	166%
Discretionary Cash Flow	$2,054 million	$2,108 million	103%	$408 million	$678 million	180%

(1)	Our key financial metrics are non-GAAP financial measures and are defined above. See Exhibit D of this Proxy Statement for a reconciliation of these non-GAAP financial measures to GAAP financial measures.

The Committee took a similar approach in assessing performance for Kraft North America and Kraft International. Kraft North America exceeded performance on both Organic Revenue Growth and Discretionary Cash Flow while falling short on Ongoing Constant Currency Operating Income Growth. Kraft International had a spectacular year in which the business far exceeded all of its operating targets. All five international regions contributed to the superior performance.

In accordance with the plan, which equally weights all three metrics, and without exercising any discretion, the Committee approved 2008 business unit ratings for the Kraft North America and Kraft International business segments and the entire Kraft Foods organization. Those ratings were:

Business Unit	Target	2008 Actual Rating
Kraft Foods Inc.	100%	142%
Kraft North America	100%	100%
Kraft International	100%	175%

Individual Performance Assessment

An executive officer’s individual performance assessment can range from 0% to 180%. The Committee first assigns to the executive officer an individual performance rating based on its consideration of the factors discussed above under “Assessing Individual Performance and Potential” and then determines the executive officer’s individual performance assessment from the range of percentages associated with that rating. Below is a summary of the five performance rating categories and the range of individual performance payouts associated with each category:

Individual Performance Rating	Incentive Pay Out Range as a Percent of Target
Spectacular	140% -180%
Exceeds	110% -130%
Good	90% - 110%
More is Expected	40% - 60%
Unacceptable	0%

The factors taken into account in determining the individual performance assessments for our named executive officers in 2008 are discussed under “Compensation Paid to Named Executive Officers in 2008.”

Equity-Based Incentives

The Committee uses equity awards to align the interests of our executive officers with those of our shareholders. In 2008, we delivered our equity awards to eligible employees, including the named executive officers, through a combination of performance shares, restricted stock, and non-qualified stock options.

Performance Shares

Beginning in 2008, we transformed our Long-Term Incentive Program (“LTIP”) from a long-term cash-based program to a long-term performance share program. The purpose of transforming the LTIP to performance shares was to further align our executive officers’ interests with those of our shareholders. The LTIP is designed to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The number of shares earned by an executive officer under this program depends on achievement of key internal financial metrics and total shareholder return results relative to our peers. There is no individual performance factor used in the calculation.

We began a new LTIP cycle effective January 1, 2008. It is scheduled to conclude on December 31, 2010. Under the new plan, any award earned by an executive officer will be paid in Kraft Foods common stock (performance shares) at the end of the three-year cycle. Historically, our three-year performance cycles ran end-to-end. This meant that a new performance cycle began only after the previous one concluded. We changed this approach beginning with the 2007 – 2009 performance cycle. We now run continuous overlapping performance cycles with a new three-year performance cycle beginning each year. We adopted this significant change to allow us to adjust our targets more effectively cycle to cycle as business conditions fluctuate. This approach is most common among the companies in the Compensation Survey Group.

The formula shown below is used to determine actual awards for participants, including the named executive officers. Other than base salary, each element of this formula is discussed below.

Base Salary At Beginning of Performance Cycle	x	Individual Target Percentage (% of Base Salary)	x	Business Performance Rating (0% - 200%)	=	Actual Award(1)

(1)	For executive officers participating in a previous performance cycle, the final award will be adjusted to compensate for the shift in the payment timing.

Individual Target Percentage. Each participant in the plan is assigned a target award as a percentage of his or her base salary at the beginning of the performance cycle. Target awards levels, as a percentage of base salary at the beginning of the performance period, for the named executive officers as of January 1, 2008, were:

Ms. Rosenfeld	Mr. McLevish	Mr. Firestone	Mr. Khosla	Mr. Searer
250%	150%	125%	125%	150%

Actual award amounts can range from 0 – 200% of this target.

Business Performance Rating. The measures, with specific weightings, considered by the Committee for the 2008—2010 LTIP performance cycle incentive program are corporate-focused for all participants and are as follows:

Measure	Weighting
Organic Revenue Growth(1)	30%
Ongoing Earnings Per Share Growth(2)	20%
Cumulative Discretionary Cash Flow(3)	20%
Relative Total Shareholder Return(4)	30%

(1)	Organic Revenue Growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions and divestitures.
(2)	Ongoing Earnings Per Share (“EPS”) Growth is a non-GAAP financial measure and is equal to diluted earnings per share, excluding items and the impact of divestitures and currency.
(3)	Cumulative Discretionary Cash Flow is a non-GAAP financial measure and is equal to cumulative operating cash flow less capital expenditures during the performance cycle.
(4)	Relative Total Shareholder Return is a comparison relative to the Performance Peer Group during the performance cycle. Information on the Performance Peer Group is discussed above.

For a description of why we use non-GAAP financial measures, see above under “Annual Cash Incentives – 2008 Business Unit Rating.”

We do not publicly disclose specific long-term incentive plan targets on a prospective basis due to potential competitive harm. Revealing specific objectives prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm. The performance goals are designed to be aggressive, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The performance goal for Organic Revenue Growth is in line with our stated long-term goal of delivering 4-plus percent top-line growth. Similarly, our Ongoing EPS Growth goal is also in line with our 7-9% long-term guidance on bottom-line growth. Our Cumulative Discretionary Cash Flow goal is based on our three-year strategic plan. The degree of difficulty in achieving the internal measures is challenging. For context, we have met or exceeded our Organic Revenue Growth objectives in two of the past four years. Ongoing EPS Growth and Discretionary Cash Flow goals have been met or exceeded only once in the past four years.

We also believe that disclosure of the related financial targets is not critical to shareholder understanding of compensation paid to the named executive officers until payments are made. At the conclusion of each plan performance cycle and upon payment to participants, we will disclose the three-year performance targets and results.

The objective set for relative total shareholder return is for our total shareholder return between fiscal year 2008 through fiscal year 2010 to be at the median of the Performance Peer Group. The Organic Revenue Growth, Ongoing EPS Growth, and Cumulative Discretionary Cash Flow targets were set relative to historical results from the Performance Peer Group.

The Committee recognizes that our short-term and long-term plans both use Organic Revenue Growth and Discretionary Cash Flow measures. We believe the use of these measures focus our employees on critical internal drivers, both in the short and long-term. The short-term targets are set against our plan. The long-term targets are set against the top-half of our peers. These metrics, when used together, have a high correlation with increasing shareholder value.

To address unforeseen or unintended consequences, the Committee may exercise discretion up to 25 percentage points in determining the final business performance rating, including factoring in a qualitative review of the following un-weighted metrics:

•	The quality of financial results;

•	Portfolio management;

•	Innovation; and

•	Talent development.

Any discretion applied by the Committee at the conclusion of the performance cycle will be disclosed.

Restricted Stock and Stock Options

We also grant restricted stock and stock options on an annual basis. The ratio of restricted shares to stock options is 1 to 4. This ratio was determined with the intent that one-half of the total economic value would be delivered in restricted stock and the other one-half in stock options. The Committee decided on this equity mix because it balances the retention value of restricted stock with the performance aspect of stock options. We are committed to growing shareholder value, and our incentive plans support this objective. Our equity program is designed to:

•	Reinforce the interests of management with those of shareholders;

•	Directly build executive stock ownership;

•	Enhance executive retention and commitment; and

•	Efficiently use shares resulting in lower share utilization.

To support the retention aspects of the program, the restricted stock vests 100% three years after the date of grant. The stock options vest one-third each year over three years.

Award ranges are based on an analysis of competitive market practice, with the midpoint of the ranges equal to the size-adjusted median of the Compensation Survey Group. An award above or below the midpoint of the range is based on a qualitative review of an executive officer’s sustained individual performance and an evaluation of each executive officer’s potential to assume roles with greater responsibility. In all cases, awards are between 50% and 150% of the midpoint.

The range of award opportunities, expressed in terms of grant value, for the named executive officers as of February 4, 2008, the date of the 2008 annual grant, were as follows:

Name	Grant Value Award Range(1) ($)
Rosenfeld, I.	N/A	(2)
McLevish, T.	737,500 - 2,212,500
Firestone, M.	442,500 - 1,327,500
Khosla, S.	442,500 - 1,327,500
Searer, R.	737,500 - 2,212,500

(1)	One-half of the grant value is awarded in shares of restricted stock and the other one-half in stock options based on the fair market value of Kraft Foods’ common stock on the date of grant.
(2)	There is no grant value award range for the Chief Executive Officer. In determining Ms. Rosenfeld’s stock award in 2008, the Committee considered competitive data from the Compensation Survey Group as well as her performance.

All stock awards approved by the Committee and granted to the named executive officers in 2008 were within the respective ranges presented above. Actual stock award amounts in 2008 are presented in this Proxy Statement in the 2008 Grants of Plan-Based Awards Table under “Executive Compensation Tables.”

Voluntary Non-Qualified Deferred Compensation Plan

In 2008, we implemented a new non-qualified deferred compensation plan for eligible U.S. senior management (approximately 125 employees), including the named executive officers. The program is similar to those provided to executive officers at many of the companies within the Compensation Survey Group. Accordingly, the Committee believes that it is necessary for retention and recruitment purposes.

The deferred compensation plan is designed to accomplish the following:

•	Provide an opportunity for executives to defer current taxes on certain income in a program that is consistent with competitor practices;

•

Offer investment choices that mirror Kraft Foods’ U.S. 401(k) program options, making the program simple to understand and consistent with the opportunities provided to all other U.S. employees under Kraft Foods’ 401(k) program; and

•	Provide participants with flexible distribution options to meet their future financial goals.

The initial compensation that employees could defer under the plan is compensation paid in 2009.

Perquisites

Our named executive officers receive limited perquisites, including a car allowance, a financial counseling allowance and, for the Chairman and Chief Executive Officer only, personal use of the corporate aircraft. For security and personal safety reasons, we require Ms. Rosenfeld to use our aircraft for both business and personal travel. Use of the corporate aircraft for business and personal reasons also allows Ms. Rosenfeld to be more productive and efficient when she is required to travel. Taxes on all perquisites are the sole responsibility of the named executive officer.

These perquisites are similar to those provided to named executive officers at many of the companies within the Compensation Survey Group. Accordingly, the Committee believes that they are necessary for retention and recruitment purposes.

The Committee periodically reviews perquisites to assure that they are appropriate in light of Kraft Foods’ total compensation program and market practice.

Specific executive officer perquisites are listed in the footnotes to the Summary Compensation Table under “Executive Compensation Tables.” Other than these perquisites, executive officers receive the same benefits as other Kraft Foods employees.

Post-Termination Compensation

Post-termination compensation consists of both separation pay and retirement benefits.

Change in Control Agreements. We have a Change in Control Plan (the “CIC Plan”) for senior executive officers. In addition, our 2005 Performance Incentive Plan was amended in 2007 to ensure stock awards, including restricted stock and stock options, would not automatically vest upon a change in control. Under the plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control or if the acquiring entity does not assume the awards (“double trigger”). We adopted the “double-trigger” to help assure that key personnel would be available to assist in the successful transition following a change in control.

The provisions in the CIC Plan are consistent with similar plans maintained by companies in the Compensation Survey Group including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that key personnel, including our named executive officers, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause following a change in control. In addition, under the CIC Plan, Kraft Foods will cover any excise taxes that may be triggered by separation payments paid to the Chairman and Chief Executive Officer. However, excise taxes for all other participants will only be paid by Kraft Foods if change in control separation payments exceed 110% of the IRS-imposed cap of 2.99 times the base amount. To the extent that compensation does not exceed 110% of the IRS-imposed cap but does trigger excise tax payments, separation payments will be limited to the maximum amount that does not trigger such excise tax amounts. This is done to minimize our expense for separation payments that do not significantly exceed the IRS-imposed cap limit.

The severance arrangements and other benefits provided for under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.”

Non-Change in Control Severance Agreements. We do not have individual severance agreements with our named executive officers. For non-CIC Plan separations, we maintain a severance plan in the United States that provides for certain severance payments in the event of job elimination or a workforce reduction. Similar plans are generally available in other countries where we have employees. The plans facilitate recruitment and retention, as most of the companies in the Compensation Survey Group offer similar benefits to their executives.

Retirement Benefits. Both tax-qualified and supplemental defined benefit retirement plans are offered to executive officers, including the named executive officers, and vary by country. The Committee believes that these retirement benefits are important for retention and recruitment, as many of the companies in the Compensation Survey Group offer similar programs. Accrued amounts and additional details of each of our defined benefit retirement programs offered to the named executive officers are presented in the 2008 Pension Benefits Table and the accompanying narrative to the table under the heading “Executive Compensation Tables.”

Ms. Rosenfeld’s 2006 employment letter provides her with an enhanced pension benefit that credits her pension service for the period of time that she was not employed by Kraft Foods between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program to help encourage her to return to Kraft Foods. This enhanced pension benefit was provided to her because Ms. Rosenfeld had forfeited her right to a pension benefit at her previous employer when she joined Kraft Foods. Additional details of this enhanced pension benefit are presented in the 2008 Pension Benefits Table and the accompanying narrative to the table under the heading “Executive Compensation Tables.”

The Committee believes that both the U.S. tax-qualified and Supplemental Defined Contribution plans are integral parts of our overall executive compensation program. The Supplemental Defined Contribution Plan is important because it encourages executive officers, including named executive officers, to save for retirement. The Committee believes that our named executive officers should be able to defer the same percentage of their compensation, and receive the corresponding Kraft Foods matching contributions, as all other employees, without regard to the compensation limit established by the Code for tax-qualified plan contributions. Accrued amounts and additional details of each of the non-qualified deferred compensation programs offered to named executive officers are presented in the 2008 Non-Qualified Deferred Compensation Table and the accompanying narrative to the table under “Executive Compensation Tables.”

Compensation Paid to Named Executive Officers in 2008

Overview

There are no material differences in compensation policies with respect to each named executive officer. We designed each of the named executive officer’s target compensation levels to be at or near the Compensation Survey Group’s size-adjusted median.

Many of the compensation actions taken in 2008 for the named executive officers were to position target total compensation closer to the size-adjusted median of the Compensation Survey Group. Based on compensation actions taken for each of the named executive officers in 2008, target total compensation for each of them remains below the size-adjusted median of the Compensation Survey Group, based on the latest available data reported by Hewitt.

Impact of Total Shareholder Return on Compensation Paid in 2008

As discussed earlier, we are fully aware that total shareholder return did not achieve our expectations in 2008 (along with many other companies). However, consistent with improving our key internal financial metrics in line with our three-year turnaround plan, our total shareholder return performance for 2008 was better than the Performance Peer Group median and significantly better than the S&P benchmarks. From the beginning of the turnaround in early 2007, the Committee noted significant improvement relative to the Performance Peer Group.

By design, our long-term incentive programs, represented by our equity programs have a more direct alignment with total shareholder return. As presented in the chart under “Our Compensation Program Design – Providing Fixed and Variable Compensation,” our long-term incentive compensation represents over one-half of total compensation. Thus, a majority of compensation granted to the named executive officers in 2008 decreased in value due to the drop in total shareholder return.

Our annual incentive plan, by design, excludes total shareholder return due to annual volatility. We believe the metrics chosen for our annual incentive plan have a strong correlation with long-term total shareholder return and that consistent achievement of those metrics at levels above our Performance Peer Group will deliver superior long-term total shareholder returns relative to our Performance Peer Group.

Below are the specific compensation actions for each of the named executive officers in 2008.

Ms. Rosenfeld

Base Salary Increase. In early 2008, the Committee approved a base salary increase for Ms. Rosenfeld primarily to recognize her individual performance in 2007 and to better align her salary with the size-adjusted median of the Compensation Survey Group. As discussed above, neither Ms. Rosenfeld, nor any of the other named executive officers, will receive a base salary increase in 2009. Her salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. The Committee determined Ms. Rosenfeld’s annual incentive for 2008 in accordance with the plan mechanics. The Committee assessed Ms. Rosenfeld’s individual performance in accordance with the plan. Based on the strong quality financial and strategic results discussed below, the Committee set Ms. Rosenfeld’s individual performance assessment at 130% of target.

For 2008, the Committee considered the following performance in determining the individual performance assessment element of her annual incentive award in the context of the second year of the three-year turnaround:

•	Delivered strong financial performance as evidenced by the following:
–	Led Kraft Foods in achieving the key financial goals with results, in some cases, being at the highest level since Kraft Foods became a publicly traded company in 2001;
–	Ongoing Earnings Per Share of $1.88, in line with guidance and analyst expectations;
–	Operating Income Margin expansion, excluding a one-time accounting item, despite unprecedented commodity cost increases; and
–	Stable, full-year U.S. market share performance, despite aggressive pricing, enabled by continued brand investment.

•	Improved talent and capabilities in key management positions:
–	Expanded the talent pipeline in support of a long-term succession approach for the Chief Executive Officer;
–	Actively sourced many marketing and general management executives from high performing companies; and
–	Significantly upgraded marketing capabilities through assessments and training.

•	Continued to transform Kraft Foods to drive top-tier business performance:
–	Delivered solid new product offerings worldwide with increased focus in our growth categories with fewer and larger launches;

–	Completed the exit of the Post cereals business resulting in a tax-advantaged gain on sale of $937 million; and
–	Continued to integrate the LU Biscuit business with the acquisition being accretive to 2008 earnings; synergies ahead of our business case; integration complete in all developing markets; and a new category structure announced in Kraft Foods Europe to accelerate and expand synergy opportunities.

Stock Awards. As part of the annual stock award program in 2008, the Committee granted Ms. Rosenfeld a restricted stock award of 131,000 shares and a non-qualified stock option award of 524,000 options. The Committee granted an award above the median of the Compensation Survey Group in recognition of her performance on strategic initiatives in 2007.

Mr. McLevish

Base Salary Increase. In 2008, the Committee approved a base salary increase for Mr. McLevish. The increase was primarily to recognize his contributions in 2007 and also position his salary closer to the size-adjusted median of the Compensation Survey Group. His salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2008, Mr. McLevish’s individual performance guidelines were primarily related to his leadership associated with the complexities of the divestiture of the Post cereal business. In addition, the Committee noted his contribution to the quality financial results delivered in 2008 as well as his leadership on talent management within his function.

Stock Awards. As part of the annual stock award program in 2008, Mr. McLevish was granted an equity award of 23,750 restricted stock shares and 95,000 stock options. His award is below the size-adjusted median for his position as he was newly hired as of the date of grant.

Mr. Firestone

Base Salary Increase. In 2008, the Committee approved a base salary increase for Mr. Firestone. The increase was primarily to recognize his contributions in 2007 and also position his salary closer to the size-adjusted median of the Compensation Survey Group. His salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. Mr. Firestone’s individual performance guidelines were primarily related to his leadership impact on successfully managing ongoing litigation efforts.

Stock Awards. As part of the annual stock award program in 2008, Mr. Firestone was granted an equity award of 14,420 restricted stock shares and 57,680 stock options. His award is below the size-adjusted median for his position.

Mr. Khosla

Base Salary Increase. In 2008, the Committee approved a base salary increase for Mr. Khosla. The increase was primarily to recognize his contributions in 2007. His salary exceeds the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. Mr. Khosla’s individual performance guidelines were primarily related to his role in leading Kraft International through an exemplary year on financial performance. The Committee also recognized Mr. Khosla’s role in integrating the LU Biscuit business in 2008, noting synergies ahead of our business case; integration complete in all developing markets; and a new category structure announced in Kraft Foods Europe to accelerate and expand synergy opportunities. In addition, the award also recognized his dual role in directly managing Kraft Foods Europe during the second half of 2008.

Stock Awards. As part of the annual stock award program in 2008, Mr. Khosla was granted an equity award of 15,690 restricted stock shares and 62,760 stock options. His award is below the size-adjusted median for his position.

Mr. Searer

Base Salary Increase. In 2008, the Committee approved a base salary increase for Mr. Searer. The increase was primarily to recognize his contributions in 2007 and to position his salary closer to the size-adjusted median of the Compensation Survey Group. His salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. Mr. Searer’s individual performance guidelines were primarily related to his leadership in driving continued financial performance improvement in Kraft North America. The Committee noted his commitment to improving the brand value equation for consumers, which allowed for increased pricing and high quality results. Mr. Searer’s focus on strong sales execution led Kraft North America to be named vendor of the year by Wal-Mart. Mr. Searer’s role in upgrading the marketing and general management capabilities within his organization while transitioning to a new operating model was also considered.

Stock Awards. As part of the annual stock award program in 2008, Mr. Searer was granted an equity award of 20,350 restricted stock shares and 81,400 stock options. His award is below the size-adjusted median for his position.

Policy With Respect To Qualifying Compensation for Tax Deductibility

Section 162(m) of the Code limits our ability to deduct compensation paid to covered employees, including the named executive officers, for tax purposes to $1.0 million annually. Covered employees include the principal executive officer and Kraft Foods’ next three highest paid executive officers, other than Kraft Foods’ principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. For 2008, annual incentive awards and restricted stock grants awarded to covered employees were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax deductible.

The Committee has taken appropriate actions to preserve the tax deductibility of annual cash incentive and long-term performance awards. The Committee has retained the discretion to authorize payments that may not be tax-deductible, if it believes that such payments are in the best interest of shareholders. For example, the Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax deductible in 2008. In addition, a portion of each of the other covered employees’ income exceeded the $1.0 million tax deductibility limit in 2008 because of other elements of their annual compensation. Specifically, to the extent that a named executive officer’s compensation from a combination of base salary, restricted stock vesting proceeds, restricted stock dividends and perquisites exceeded $1.0 million, the excess amount was not deductible in 2008.

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of Kraft Foods’ financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. Then, the Board or committee, in its discretion, may take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	Requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	Requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	Canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	Adjusting the executive officer’s future compensation; or

•	Terminating or initiating legal action against the executive officer, as the Board or the appropriate committee determines to be in Kraft Foods’ best interests.

Anti-Hedging Policy and Trading Restrictions

Our current policy limits the timing and types of transactions in Kraft Foods securities by Section 16 officers. Among other restrictions, the policy:

•	Allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	Prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

Prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from transactions in puts, calls or other derivatives on Kraft Foods securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Kraft Foods securities.

EXECUTIVE COMPENSATION TABLES

2008 Summary Compensation Table

All data in U.S. Dollars

						Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Annual Incentive Awards(2) ($)	Long- Term Incentive Plan Awards ($)	Change in Pension Value(3) ($)	All Other Compen- sation(4) ($)	Total Compen- sation ($)
Rosenfeld, Irene	2008	1,452,231	—	7,286,995	1,312,799	4,070,000	—	2,722,960	153,868	16,998,853
Chairman and Chief Executive Officer	2007	1,375,000	—	4,594,518	395,933	2,625,000	—	1,924,277	384,807	11,299,535
	2006	675,000	5,750,000	1,533,367	—	—	—	814,828	185,541	8,958,736

McLevish, Timothy	2008	693,654	—	1,388,070	130,335	1,075,000	—	77,668	99,956	3,464,683
Executive Vice President and Chief Financial Officer	2007	168,750	500,000	229,219	—	153,500	—	13,430	36,989	1,101,888

Firestone, Marc	2008	659,904	—	941,210	79,134	975,000	—	185,237	28,666	2,869,151
Executive Vice President Corporate and Legal Affairs and General Counsel

Khosla, Sanjay	2008	714,923	—	960,001	86,103	1,100,000	—	148,261	232,809	3,242,097
President International	2007	673,077	750,000	690,754	—	545,000	—	65,511	432,816	3,157,158

Searer, Richard	2008	718,654	—	1,612,264	111,676	810,000	—	474,632	107,861	3,835,087
President North America	2007	691,539	—	1,191,153	—	535,000	—	387,260	92,951	2,897,903
	2006	530,385	—	717,832	35,346	425,000	895,100	195,926	66,329	2,865,918

(1)	The amounts shown in these columns represent the dollar amounts recognized for financial statement reporting purposes with respect to each fiscal year for each named executive officer, as computed in accordance with FAS 123(R), disregarding any estimates of forfeitures relating to service-based vesting conditions. For discussion of the assumptions used in these valuations, see Note 10, Stock Plans, to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008. The stock awards column includes restricted stock awards granted in 2008 and in prior years, as well as performance shares granted in 2008. The option awards column includes option awards granted in 2008 and in prior years. Stock awards and option awards granted in 2008 are presented in the 2008 Grants of Plan-Based Awards Table.

(2)	The amounts shown in this column represent awards paid under Kraft Foods’ Annual Incentive Plan. Awards are paid in March of the following plan year.

(3)	The amounts shown in this column represent the aggregate increase in the actuarial present value of each named executive officer’s benefits under the Kraft Foods’ U.S. Tax-Qualified Pension Plan and other U.S. supplemental defined benefit pension plans.

(4)	The amounts shown in the “All Other Compensation” column for 2008 include the following:

	I. Rosenfeld ($)	T. McLevish ($)	M. Firestone ($)	S. Khosla ($)	R. Searer ($)
Personal use of company aircraft(a)	20,858	—	—	—	—
Car expenses	14,062	14,274	10,816	13,461	23,666
Financial counseling allowance	—	5,000	7,500	7,500	4,015
Relocation expenses(b)	39,777	30,889	—	1,823	—
Employer match on defined contribution plans	10,350	38,122	10,350	56,697	56,414
Reimbursement for taxes on assets held in trust(c)	43,656	—	—	—	23,766
Reimbursement for taxes related to relocation(d)	25,165	11,671	—	1,153	—
Tax equalization payments(e)	—	—	—	152,175	—

Total All Other Compensation	153,868	99,956	28,666	232,809	107,861

(a)

For reasons of security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and is not reimbursed for such taxes.

(b)	The relocation amounts for Ms. Rosenfeld include the cost of shipping household goods from her temporary residence to her permanent residence. This was the only relocation expense paid by us on Ms. Rosenfeld’s behalf in 2008. The relocation amounts for Mr. McLevish and Mr. Khosla primarily include the costs of shipping household goods, temporary living fees, and associated travel expenses. For Mr. McLevish, this amount also includes the incremental cost to us of our purchase of Mr. McLevish’s former house in New Jersey. In 2008, we paid $12,443, which is included in the amount shown in the table, to maintain the house while we owned it, representing our incremental cost. None of these incremental costs were benefits to Mr. McLevish. All expenses are paid in accordance with Kraft Foods’ relocation policy, which is available to all newly hired U.S. employees above a certain level.

(c)	We maintain certain trusts that are used to offset amounts otherwise payable by us for vested benefits under non-qualified supplemental retirement plans. The trusts and related assets are not intended to increase total promised benefits to the participants in these plans. No contributions have been made to these trusts since before January 1, 2005. We continue to reimburse participating executives for taxes that are payable on the realized earnings during the calendar year.

(d)	The amounts represent reimbursement for taxes associated with Ms. Rosenfeld’s and Messrs. McLevish’s and Khosla’s relocation to our headquarters. These tax reimbursements are made in accordance with Kraft Foods’ relocation policy.

(e)	These payments or reimbursements are made pursuant to Mr. Khosla’s offer arrangement designed to facilitate his relocation from New Zealand to the U.S. These payments are consistent with those made under the Kraft Foods International Assignment Policy that is designed to facilitate the relocation of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries.

2008 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Award(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Share)(3)	Closing Market Price on Grant Date ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rosenfeld, I.	—	AIP	—	2,205,000	5,512,500	—	—	—	—	—	—	—	—
	01/02/08	LTIP	—	—	—	—	126,580	253,160	—	—	—	—	4,083,471
	02/04/08	Restricted Shares	—	—	—	—	—	—	131,000	—	—	—	3,862,535
	02/04/08	Stock Options	—	—	—	—	—	—	—	524,000	29.485	29.47	2,352,760

McLevish, T.	—	AIP	—	630,000	1,575,000	—	—	—	—	—	—	—	—
	01/02/08	LTIP	—	—	—	—	31,390	62,780	—	—	—	—	1,012,641
	02/04/08	Restricted Shares	—	—	—	—	—	—	23,750	—	—	—	700,269
	02/04/08	Stock Options	—	—	—	—	—	—	—	95,000	29.485	29.47	426,550

Firestone, M.	—	AIP	—	528,000	1,320,000	—	—	—	—	—	—	—	—
	01/02/08	LTIP	—	—	—	—	29,840	59,680	—	—	—	—	962,638
	02/04/08	Restricted Shares	—	—	—	—	—	—	14,420	—	—	—	425,174
	02/04/08	Stock Options	—	—	—	—	—	—	—	57,680	29.485	29.47	258,983

Khosla, S.	—	AIP	—	576,000	1,440,000	—	—	—	—	—	—	—	—
	01/02/08	LTIP	—	—	—	—	27,130	54,260	—	—	—	—	875,214
	02/04/08	Restricted Shares	—	—	—	—	—	—	15,690	—	—	—	462,620
	02/04/08	Stock Options	—	—	—	—	—	—	—	62,760	29.485	29.47	281,792

Searer, R.	—	AIP	—	652,500	1,631,250	—	—	—	—	—	—	—	—
	01/02/08	LTIP	—	—	—	—	37,980	75,960	—	—	—	—	1,225,235
	02/04/08	Restricted Shares	—	—	—	—	—	—	20,350	—	—	—	600,020
	02/04/08	Stock Options	—	—	—	—	—	—	—	81,400	29.485	29.47	365,486

(1)	The target amounts represent the potential cash payout if both business and individual performance are at target levels under the 2008 Kraft Foods Annual Incentive Plan (“AIP”). Actual amounts under the 2008 Annual Incentive Plan were paid in March 2009 and are disclosed in the 2008 Summary Compensation Table. The maximum amounts shown for the 2008 Annual Incentive Plan award are equal to 250% of target.

(2)	The 2008 - 2010 Long-Term Incentive Plan (“LTIP”) is a performance share program that pays out in shares of our common stock and includes a transition multiplier of 116.67% for participants who participated in previous award cycles, to account for the change made to the frequency of grants. The target number of shares shown in the table reflects the number of shares that will be granted if each of the performance metrics are at target levels. Actual shares awarded under the 2008 - 2010 Long-Term Incentive Plan are scheduled to be paid in February 2011.

(3)	The exercise price of the stock option awards represents the fair market value (average of high and low stock prices) of our common stock on the grant date. For all stock options granted in 2008, the exercise price is greater than the closing stock price on the date of grant.

(4)	The amounts represent the grant date fair value of the awards as defined for purposes of FAS 123(R).

2008 Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Rosenfeld, I.	06/27/2006	—	—	—	—	—	387,230	10,397,126	—	—
	01/29/2007	—	—	—	—	—	144,280	3,873,918	—	—
	05/03/2007	—	—	300,000	33.140	05/02/2017	—	—	—	—
	01/02/2008	—	—	—	—	—	—	—	126,580	3,398,673
	02/04/2008	—	—	—	—	—	131,000	3,517,350	—	—
	02/04/2008	—	524,000	—	29.485	02/04/2018	—	—	—	—

McLevish, T.	10/01/2007	—	—	—	—	—	28,900	775,965	—	—
	01/02/2008	—	—	—	—	—	—	—	31,390	842,822
	02/04/2008	—	—	—	—	—	23,750	637,688	—	—
	02/04/2008	—	95,000	—	29.485	02/04/2018	—	—	—	—

Firestone, M.	08/27/2004	4,712	—	—	17.705	01/26/2010	—	—	—	—
	05/02/2005	15,461	—	—	23.562	01/31/2011	—	—	—	—
	09/01/2005	7,500	—	—	25.401	01/31/2011	—	—	—	—
	09/01/2005	8,599	—	—	25.401	06/12/2011	—	—	—	—
	11/30/2005	10,376	—	—	26.371	06/12/2011	—	—	—	—
	01/24/2006	—	—	—	—	—	24,140	648,159	—	—
	01/29/2007	—	—	—	—	—	20,200	542,370	—	—
	01/02/2008	—	—	—	—	—		—	29,840	801,204
	02/04/2008	—	—	—	—	—	14,420	387,177	—	—
	02/04/2008	—	57,680	—	29.485	02/04/2018	—	—	—	—

Khosla, S.	01/22/2007	—	—	—	—	—	13,980	375,363	—	—
	01/29/2007	—	—	—	—	—	25,540	685,749	—	—
	01/02/2008	—	—	—	—	—	—	—	27,130	728,441
	02/04/2008	—	—	—	—	—	15,690	421,277	—	—
	02/04/2008	—	62,760	—	29.485	02/04/2018	—	—	—	—

Searer, R.	06/12/2001	103,240	—	—	31.000	06/12/2011	—	—	—	—
	01/24/2006	—	—	—	—	—	20,690	555,527	—	—
	09/12/2006	—	—	—	—	—	59,320	1,592,742	—	—
	01/29/2007	—	—	—	—	—	25,980	697,563	—	—
	01/02/2008	—	—	—	—	—	—	—	37,980	1,019,763
	02/04/2008	—	—	—	—	—	20,350	546,398	—	—
	02/04/2008	—	81,400	—	29.485	02/04/2018	—	—	—	—

(1)	The vesting schedule for all outstanding unvested restricted stock awards and unvested stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
01/24/2006	Restricted shares	100% of the award vests on 02/11/2009
06/27/2006	Restricted shares	161,346 shares (five-twelfths) vest on 07/01/2009 and 225,884 shares (seven-twelfths) vest on 07/01/2011
09/12/2006	Restricted shares	100% of the award vests on 09/13/2010
01/22/2007	Restricted shares	6,990 shares vest on 01/22/09 and 6,990 shares vest on 01/22/2010
01/29/2007	Restricted shares	100% of the award vests on 02/12/2010
05/03/2007	Stock options	One-half of the shares under this performance-contingent stock option will vest only if the price of our common stock maintains a trading price of $38.11 for at least ten trading days during the ten-year term of the stock option award. The remaining one-half of the award will vest only if the price of our common stock maintains a trading price of $41.43 for at least ten trading days during the ten-year term of the stock option award.
10/01/2007	Restricted shares	14,450 shares vest on 10/03/2009 and 14,450 shares vest on 10/01/2010
01/02/2008	Performance shares	100% of the award vests on 02/04/2011, assuming satisfaction of performance criteria
02/04/2008	Restricted shares	100% of the award vests on 02/04/2011
02/04/2008	Stock options	33% of the award vests on February 4, 2009; 33% of the award vests on February 4, 2010; and 34% of the award vests on February 4, 2011

(2)	Dividends paid in 2008 on outstanding restricted stock awards for each of our named executive officers are as follows: Ms. Rosenfeld–$693,391; Mr. McLevish–$67,398; Mr. Firestone-$66,823; Mr. Khosla–$58,382; and Mr. Searer–$138,342.

(3)	The market value of the shares that have not vested is based on the closing price of our common stock of $26.85 on December 31, 2008, as reported on the NYSE.

2008 Stock Vested

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Rosenfeld, I.	—	—
McLevish, T.	14,450	483,353
Firestone, M.	22,520	663,664
Khosla, S.	6,990	208,861
Searer, R.	18,010	530,755

(1)	The amounts shown are calculated based on the closing market price of our common stock on the date of vesting, multiplied by the number of vested shares.

2008 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1) (#)		Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
Rosenfeld, I.	Kraft Foods Global, Inc. Retirement Plan	26.2		629,145	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	26.2		6,791,747	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan II	1.7	(3)	722,474	—

McLevish, T.	Kraft Foods Global, Inc. Retirement Plan	1.3		32,877	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	1.3		58,221	—

Firestone, M.	Kraft Foods Global, Inc. Retirement Plan	5.3		160,197	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	5.3		621,434	—

Khosla, S.	Kraft Foods Global, Inc. Retirement Plan	2.0		44,756	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	2.0		169,017	—

Searer, R.	Kraft Foods Global, Inc. Retirement Plan	27.7		796,923	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	27.7		2,356,929	—

(1)	The years of credited service under the plans are equivalent to the years of total service for the named executive officers through December 31, 2008, unless otherwise noted.

(2)	The amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 11 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

The assumptions for each of the plans are as follows:

•

Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62 for each of the named executive officers, except for Messrs. McLevish and Khosla, whose earliest age of unreduced pension benefits will be at age 65. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2008;

•	Discount rate of 6.1%; and

•	RP 2000 Mortality Table Projected to 2009.

(3)	Reflects the number of years of credited service, which includes an enhanced pension benefit that provides for additional credited service during the period between 2004 and 2006. The value of this enhancement at Ms. Rosenfeld’s current compensation levels is approximately $722,474.

Retirement Benefits

Both the qualified and supplemental retirement plans are generally offered to executive officers, including the named executive officers, and vary by country.

Kraft Foods Global, Inc. Retirement Plan

All eligible full-time and part-time U.S. employees, including the named executive officers, are covered automatically in a funded non-contributory, tax-qualified defined benefit plan offered by Kraft Foods. Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired prior to 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits prior to age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•	0.5% of final average pay multiplied by years of service in excess of 30.

Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If you were born January 1938-1954, the 35 year average ends in the year you reach age 66. If you were born after 1954, the 35 year average ends in the year you reach age 67). The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2008, Ms. Rosenfeld and Mr. Searer are eligible to retire under the Kraft Foods Global, Inc. Retirement Plan. Employees hired prior to January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire prior to age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension Plan and several named executive officers participate in this plan. This is an unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Kraft Foods Global, Inc. Retirement Plan.

As of December 31, 2008, Ms. Rosenfeld and Mr. Searer are eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan I. Employees hired prior to January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire prior to age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan II—Ms. Rosenfeld

Ms. Rosenfeld’s 2006 letter of employment provided her with an enhanced pension benefit that provided for credited service during the period she was not working for Kraft Foods between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer as well as to encourage her to return to Kraft Foods.

As of December 31, 2008, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan II. Employees hired prior to January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire prior to age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

2008 Non-Qualified Deferred Compensation

Name	Executive Contributions in 2008(1) ($)	Registrant Contributions in 2008(2) ($)	Aggregate Earnings in 2008(3) ($)	Aggregate Balance at December 31, 2008(4) ($)
Rosenfeld, I.	—	—	52,483	1,265,500
McLevish, T.	98,745	27,772	2,259	128,775
Firestone, M.	—	—	5,064	122,095
Khosla, S.	165,685	46,599	7,178	262,698
Searer, R.	61,419	46,064	37,749	956,114

(1)	All executive contributions made in 2008 were under our U.S. Supplemental Defined Contribution Plan. Amounts are deferred from base salary and amounts paid in 2008 under the Annual Incentive Plan are presented in the 2008 Summary Compensation Table. The amount of executive contributions in 2008 attributable to base salary and annual incentive plan awards for the participating named executive officers is as follows: Mr. McLevish – $98,523 (base salary), $222 (annual incentive plan award); Mr. Khosla – $101,464 (base salary), $64,221 (annual incentive plan award); and Mr. Searer – $38,273 (base salary), $23,146 (annual incentive plan award).

(2)	The amounts in this column are also included in the value in the “All Other Compensation” column in the 2008 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2008 Summary Compensation Table.

(4)	The aggregate balance includes amounts that were reported as compensation for the named executive officers in prior years.

U.S. Supplemental Defined Contribution Plan

Because the Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, we offer a Supplemental Defined Contribution Plan. Messrs. McLevish, Khosla, and Searer contributed to the Supplemental Defined Contribution Plan in 2008. This is an unfunded plan that allows eligible employees to defer a portion of their annual compensation (base salary and annual incentive awards) and receive corresponding Kraft Foods matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding Kraft Foods matching contributions) are limited by Code Section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2008 was 4.3%.

Potential Payments Upon Termination or Change in Control

The tables and narrative below describe the potential payments to each named executive officer upon termination. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2008.

Involuntary Termination without Cause (Non-Change in Control Event)

We may provide separation pay and benefits to our employees, including the named executive officers, in the event of an involuntary termination without cause. In these circumstances, we have a separation pay plan in the U.S. that provides employees a payment equal to one month of salary for every year of service up to a maximum of 12 months, assuming at least five years of service.

Under the plan, an involuntary termination without cause is any company-initiated termination for reasons other than:

•	Continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	Gross negligence, dishonesty, or violation of any reasonable company rule or regulation if the violation results in significant damage to Kraft Foods; or

•	Engaging in other conduct that adversely reflects on Kraft Foods in any material respect.

These separation benefits are generally structured similarly to those benefits available to all other employees. The separation pay and benefits available to all employees are generally contingent upon Kraft Foods receiving a general release of claims from the employee. For executive officers, it is typical to use the separation pay and benefits practices in the applicable country as the basis for the pay and benefits.

On a case-by-case basis, we may provide additional pay and benefits to named executive officers in excess of the amount typically payable upon an involuntary termination without cause. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement, and confidentiality agreements from our named executive officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation, health and welfare benefits continuation, and outplacement assistance.

Separation Pay. Separation pay to named executive officers is typically 12 months of base salary, except for the Chief Executive Officer, who typically receives 24 months of base salary. That amount may be increased, at the discretion of management, with the approval of the Compensation Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Health and Welfare Benefits Continuation. Named executive officers typically continue participating in the health and welfare benefits during the period in which they continue to receive a salary. If an executive officer receives separation pay in a lump sum, then his or her participation in the health and welfare benefits plans ends at the time of the lump sum payment.

Additional Arrangements. In addition to the separation pay and benefits described above, in accordance with Ms. Rosenfeld’s and Messrs. McLevish’s and Khosla’s letters of employment, if any of them is involuntarily terminated without cause prior to the vesting of the restricted stock granted upon joining or rejoining Kraft Foods, as applicable, his or her individual restricted stock awards will continue to vest on the normal vesting dates.

Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2008

Name	Separation Pay(1) ($)	Annual Cash Incentive Award ($)	Health & Welfare Continuation(2) ($)	Value of Unvested Restricted Stock Awards(3) ($)	Perquisite Continuation(4) ($)	Present Value of Additional Retirement Plan Benefits(5) ($)	Total ($)
Rosenfeld, I.	2,940,000	2,205,000	454,824	10,397,126	66,667	608,709	16,672,326
McLevish, T.	700,000	630,000	14,646	775,965	22,500	74,903	2,218,014
Firestone, M.	660,000	528,000	14,646	—	22,500	88,781	1,313,927
Khosla, S.	720,000	576,000	12,570	375,363	22,500	108,610	1,815,043
Searer, R.	725,000	652,500	434,646	—	22,500	122,578	1,957,224

(1)	For the named executive officers active as of December 31, 2008, the amounts reflect the following: two years of base salary continuation for Ms. Rosenfeld and one year of base salary continuation for Messrs. McLevish, Firestone, Khosla, and Searer.

(2)	The amounts reflect two years of medical, dental, and life insurance premiums for Ms. Rosenfeld, and one year of medical, dental, and life insurance premiums for the other named executive officers. The amount also includes a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld and Mr. Searer as they would be eligible for retiree medical benefits at the end of the separation pay period.

(3)	Per the terms of Ms. Rosenfeld’s and Messrs. McLevish’s and Khosla’s employment offers, all unvested restricted shares granted to them as sign-on equity awards will continue to vest on the scheduled vesting dates. The values of the restricted stock award are based on a December 31, 2008 closing stock price of $26.85.

(4)	The amounts reflect the value of financial counseling and car allowances.

(5)	The amounts reflect two years of additional pension accrual for Ms. Rosenfeld, and one year of additional pension accrual for the other named executive officers.

Change in Control Arrangements

We amended our CIC Plan, effective December 31, 2008, to be in compliance with Section 409A of the Code. The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description

Definition of Change in Control (“CIC”)

The occurrence of one of the conditions below:

•      Acquisition of 20% or more of our outstanding voting securities;

•      Subject to certain exceptions, changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•      Our merger or consolidation with another company, and

a)      we are not the surviving company; or

b)      the other entity owns 50% or more of our outstanding voting securities; or

•      Complete liquidation of Kraft Foods or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•      Consummation of a CIC; and

•      Termination of employment by Kraft Foods other than for “cause” or as a result of death or disability, or by the executive officer for “good reason,” and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Definition of “Good Reason”	We take any other action that results in the following: • Material reduction in the job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Increased business travel.

Severance Amounts

•      Chief Executive Officer – Three times base salary plus target annual incentive;

•      All other named executive officers – Two times base salary plus target annual incentive;

•      Additional credited years of pension service and welfare benefits equal, in years, to the severance multiple within Section 409A standards; and

•      The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Cash Incentive Awards	• Awards under the Annual Incentive Plan and the Long-Term Incentive Plan are paid out in cash at target levels, on a pro-rata basis.

Treatment of Equity Awards

•      Restricted stock and stock options only vest upon a CIC if the participant is terminated by Kraft Foods other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards (“double trigger”).

Kraft Payment of Excise Tax

•      Chief Executive Officer – we will gross up excise tax payable due to CIC severance; and

•      For all other eligible executive officers, we will gross up excise tax payable due to CIC severance only in the event that the resulting severance benefit equals or exceeds 110% of the Code Section 4999 limit.

Potential Payout Upon an Involuntary Termination Due to a Change in Control at Fiscal Year-End 2008

The table below was prepared as though each of the named executive officers had been terminated involuntarily without cause within a two-year period following a change in control on December 31, 2008. The assumptions and valuations are noted in the footnotes to the table.

Name	Separation Payment(1) ($)	Annual Cash Incentive Award(2) ($)	Long- Term Incentive Plan Award(2) ($)	Health & Welfare Continuation(3) ($)	Value of Unvested Stock Awards(4) ($)	Value of Unvested Stock Option Awards(5) ($)	Present Value of Additional Retirement Plan Benefits(6) ($)	Perquisite Continuation(7) ($)	Excise Tax Gross- Up(8) ($)	Total ($)
Rosenfeld, I.	11,025,000	2,205,000	6,794,113	472,236	17,788,394	—	913,064	100,000	9,505,970	48,803,777
McLevish, T.	2,660,000	630,000	711,987	29,292	1,413,653	—	149,805	45,000	1,367,298	7,007,035
Firestone, M.	2,376,000	528,000	1,232,162	29,292	1,577,706	—	177,561	45,000	—	5,965,721
Khosla, S.	2,592,000	576,000	807,327	25,140	1,482,389	—	217,219	45,000	—	5,745,075
Searer, R.	2,755,000	652,500	2,030,868	449,292	3,392,229	—	245,156	45,000	2,293,293	11,863,338

(1)	For the named executive officers active as of December 31, 2008, the amounts reflect the following: three times base salary plus target annual incentive for the Ms. Rosenfeld and two times base salary plus target annual incentive for Messrs. McLevish, Firestone, Khosla and Searer.

(2)	The amounts reflect the prorated annual cash and long-term incentive plan awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target at assumed date of a change in control. The portion of the pro rata long-term incentive plan award relating to the 2008-2010 performance cycle is based on a December 31, 2008 closing stock price of $26.85.

(3)	The amounts reflect our cost of providing medical, dental, and life insurance premiums for three years for Ms. Rosenfeld, and two years for the other named executive officers. The amounts also include a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld and Mr. Searer as they would be eligible for medical benefits at the end of the payment period.

(4)	The amounts reflect the immediate vesting of all outstanding restricted stock awards as of the effective date of termination, based on a December 31, 2008 closing stock price of $26.85.

(5)	The amounts reflect the value of the immediate vesting of all unvested stock option awards as of December 31, 2008. All unvested stock options on that date had no value as their respective exercise prices ($29.485 for options granted in 2008, and $33.14 for Ms. Rosenfeld’s 2007 performance-contingent stock option award) were higher than the closing stock price of our common stock of $26.85 on that date.

(6)	Our CIC Plan provides an additional two years of pension accrual (three for the Chief Executive Officer) in the event of a change in control.

(7)	The amounts reflect the value of financial counseling and car allowances.

(8)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a change in control. In developing this estimate, we have taken the more conservative approach and not valued the non-compete feature of the CIC Plan.

Potential Payout Upon Other Types of Separations

In the event that a named executive officer is terminated from Kraft Foods due to death, disability, or normal retirement, all unvested restricted stock would vest in all cases. Ms. Rosenfeld’s performance-contingent stock options vest in the event of death or disability. In addition, the named executive officer would become eligible for award payments under the annual cash and long-term incentive plans. Such award payments would be prorated based on the number of months the named executive officer participated in the applicable plans.

Other than the types of compensation and benefits described in the above tables or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the named executive officers.

Based on a December 31, 2008 termination due to death, disability, or normal retirement, the estimated value of such payments for the named executive officers are described in the table below:

Name	Annual Cash Incentive Award ($)	Long-Term Incentive Award(1) ($)	Value of Unvested Restricted Stock Awards(2) ($)	Value of Unvested Stock Options(3) ($)	Total ($)
Rosenfeld, I.	2,205,000	6,794,113	17,788,394	—	26,787,507
McLevish, T.	630,000	711,987	1,413,653	—	2,755,640
Firestone, M.	528,000	1,232,162	1,577,706	—	3,337,868
Khosla, S.	576,000	807,327	1,482,389	—	2,865,716
Searer, R.	652,500	2,030,868	3,392,229	—	6,075,597

(1)	The amounts reflect the prorated annual cash and long-term incentive plan awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target at assumed date of change in control. The portion of the pro rata long-term incentive plan award relating to the 2008-2010 performance cycle is based on a December 31, 2008 closing stock price of $26.85.

(2)	The amounts reflect the immediate vesting of all outstanding restricted stock awards as of the effective date of termination, based on a December 31, 2008 closing stock price of $26.85.

(3)	The amounts reflect the value of the immediate vesting of all unvested stock option awards as of December 31, 2008. All unvested stock options on that date had no value as their respective exercise prices ($29.485 for options granted in 2008 and $33.14 for Ms. Rosenfeld’s 2007 performance-contingent stock option award) were higher than the closing stock price of our common stock of $26.85 on that date.

In the event a named executive officer separates due to early retirement, he or she could be considered for partial awards under the annual cash, long-term incentive and/or equity programs, at the discretion of the Committee. The value of the total payments for each named executive officer could range from $0 to an amount no greater than the amounts shown above under normal retirement.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of February 20, 2009, unless otherwise noted, by each director and named executive officer, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also provides information regarding each individual’s ownership of specified non-voting interests. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

	Amount and Nature of Beneficial Ownership of Common Stock as of February 20, 2009								Percent of Class	Non-Voting Interests
Name of Beneficial Owner	Shares		Restricted Shares	401(k) Interests(1)	Exercisable Stock Options(2)		Total			Phantom Stock		Deferred Shares
Banga, Ajay	-		-	-	-		-		*	-		7,778	(3)
Bennink, Jan	8,203		-	-	-		8,203		*	-		4,002	(4)
Firestone, Marc	47,638		55,250	-	65,682		168,570		*	5,970	(5)	-
Hart, Myra	800		4,002	-	-		4,802		*	-		-
Juliber, Lois	2,309		-	-	-		2,309		*	-		4,118	(3)
Ketchum, Mark	-		-	-	-		-		*	-		7,778	(3)
Khosla, Sanjay	9,831		110,630	-	20,710		141,171		*	-		-
Lerner, Richard	-		-	-	-		-		*	1,923	(6)	15,438	(3)
McLevish, Timothy	10,194		89,670	-	31,350		131,214		*	-		-
Pope, John	18,052	(7)	4,002	-	3,995		26,049	(7)	*	-		-
Reynolds, Fredric	30,000		-	-	-		30,000		*	-		4,118	(3)
Rosenfeld, Irene	3,301	(8)	835,810	-	472,920	(9)	1,312,031	(8)(9)	*	-		-
Searer, Richard	64,551		131,040	-	130,102		325,693		*	-		-
Wright, Deborah	14,032		-	-	3,995		18,027		*	-		4,118	(3)
Zarb, Frank	1,000		4,002	-	-		5,002		*	-		-
All directors and executive officers as a group (21 persons)(10)	390,911		1,504,336	10,592	968,924		2,874,763		*	7,893		93,850

*	Represents beneficial ownership of less than one percent of our issued and outstanding common stock on February 20, 2009.

(1)

Share equivalents representing compensation deferred by an executive officer pursuant to the Kraft Foods Thrift/TIP 401(k) Plans as of January 31, 2009. Funds are deemed to be invested in common stock and, under the terms of the plans, carry voting rights. An executive officer can elect to begin distributions upon reaching age 59 1/2 or upon retirement, at which time the share equivalents are distributed in cash. For a description of the voting rights relating to the 401(k) Plans, see Question 14 under “Questions and Answers About the Annual Meeting and Voting” in this Proxy Statement.

(2)	Stock options that are exercisable or will become exercisable within 60 days after February 20, 2009.

(3)	Shares that directors elected to defer until a specified date or termination of service as a director. Shares accumulate dividends, which are reinvested in common stock.

(4)	Shares deferred at grant until vesting because Mr. Bennink resides outside of the United States. Dividends on shares are paid in cash.

(5)	Stock appreciation rights payable in cash.

(6)	Share equivalents issued pursuant to the 2001 Compensation Plan for Non-Employee Directors and the 2006 Stock Compensation Plan for Non-Employee Directors. Each share is the economic equivalent of one share of common stock and is payable in cash on a date chosen by the director or upon termination of service as a director. Balances reported are as of January 31, 2009 and are based on the common stock closing price ($28.05) on January 30, 2009.

(7)	Includes 300 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trusts for his children’s benefit.

(8)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(9)	Includes 300,000 stock options granted under the 2005 Performance Incentive Plan in connection with Ms. Rosenfeld’s appointment as Chairman. One-half of the shares under this performance-contingent stock option will vest only if the stock price maintains a trading price of $38.11 for at least ten trading days. The remaining one-half of the award will vest only if the stock price maintains a trading price of $41.43 for at least ten trading days. The stock options expire on May 2, 2017, and expire without vesting if the conditions are not met before that date.

(10)	This group also includes David Brearton, Michael Clarke, Karen May, Michael Osanloo, Jean Spence, and Mary Beth West.

The following table displays information about persons we know to be the beneficial owners of 5% or more of our issued and outstanding common stock as of December 31, 2008:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Warren E. Buffett
Berkshire Hathaway Inc.(1) 1440 Kiewit Plaza Omaha, Nebraska 68131	138,272,500	9.4%

State Street Bank and Trust Company, acting in various fiduciary capacities(2) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	77,028,187	5.2%

(1)	Based on the Schedule 13G/A filed jointly by Mr. Buffett and his affiliates on February 17, 2009 with the SEC. Mr. Buffett and Berkshire Hathaway share voting and dispositive power over all reported shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway.

(2)	Based on the Schedule 13G filed by State Street Bank and Trust Company on February 17, 2009 with the SEC. State Street Bank and Trust Company has sole voting power over 60,808,062 shares, shared voting power over 16,220,125 shares and shared dispositive power over 77,028,187 shares. State Street Bank and Trust Company expressly disclaims beneficial ownership of all shares reported in the Schedule 13G pursuant to Rule 13d-4 of the Exchange Act.

CERTAIN RELATIONSHIPS AND

TRANSACTIONS WITH RELATED PERSONS

The Board adopted a written policy regarding the review, approval, or ratification of transactions with related persons. In accordance with the policy, the Nominating and Governance Committee reviews Kraft Foods’ transactions in which the amount involved exceeds $120,000 and in which any “related person” had, has, or will have a direct or indirect material interest. In general, “related persons” are our directors and executive officers, shareholders beneficially owning 5% or more of our outstanding common stock, and their immediate family members. The Nominating and Governance Committee approves or ratifies only those transactions that are fair and reasonable to Kraft Foods and in the best interests of Kraft Foods and our shareholders. Transactions are reviewed and approved or ratified by the chair of the Nominating and Governance Committee when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the committee any transactions so approved. The Nominating and Governance Committee, in the course of its review and approval or ratification of a disclosable related person transaction, considers:

•	The commercial reasonableness of the transaction;

•	The materiality of the related person’s direct or indirect interest in the transaction;

•	Whether the transaction may involve an actual or the appearance of a conflict of interest;

•	The impact of the transaction on the related person’s independence (as defined in the Guidelines and the NYSE’s listing standards); and

•	Whether the transaction would violate any provision of our Ethics Code or Code of Conduct.

Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Pursuant to Kraft Foods’ policy, the Nominating and Governance Committee determined that no reported transaction qualified as a related person transaction except for transactions during 2008 with McLane Company, Inc. (“McLane”), a grocery supplier and wholly owned subsidiary of Berkshire Hathaway Inc. In 2008, McLane purchased food products from us in an amount totaling approximately $280 million. Our relationship with McLane predates Berkshire Hathaway’s disclosure of its acquisition of more than 5% of our common stock in 2008 and Berkshire Hathaway’s acquisition of McLane in 2003. During 2008, our transactions with McLane were in the ordinary course of business and on terms substantially similar to our transactions with comparable third parties. The Nominating and Governance Committee reviewed the relationship with McLane and ratified these transactions.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring transactions and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2008, all required filings were timely made in accordance with the Exchange Act’s requirements, except one. In February 2009, a Form 5 was filed on Ms. Juliber’s behalf reporting the sale of 27 shares in March 2008 and 267 shares in October 2008 of common stock held in a managed account. Due to an administrative error, the changes in Ms. Juliber’s ownership of common stock were not timely reported. Upon discovering the error, we filed, on behalf of Ms. Juliber, a Form 5 to report the transactions.

2010 ANNUAL MEETING OF SHAREHOLDERS

We presently anticipate that the 2010 Annual Meeting of Shareholders will be held on or about May 18, 2010.

Shareholder Proposals for the 2010 Annual Meeting

Our By-Laws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or to propose business for consideration at that meeting, the shareholder must deliver written notice containing the information required by our By-Laws to our Corporate Secretary, not later than the 120th day, and not earlier than the 150th day, before the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder must provide notice of a nomination or proposal to our Corporate Secretary on or after December 21, 2009 and on or before January 20, 2010 to be considered at the 2010 Annual Meeting.

Under the SEC’s rules, if a shareholder wishes to submit a proposal for possible inclusion in our 2010 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before December 1, 2009.

All proposals must be in writing and should be mailed to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. A copy of our By-Laws may be obtained from our Corporate Secretary by written request to the same address, and also is available on our Web site at www.kraftfoodscompany.com/Investor/corporate-governance.

March 31, 2009	Carol J. Ward Vice President and Corporate Secretary

Exhibit A

ANNEX A TO KRAFT FOODS INC.

BOARD OF DIRECTORS’ CORPORATE GOVERNANCE GUIDELINES

Categorical Standards of Director Independence

A director is considered independent if the Board makes an affirmative determination after a review of all relevant information that the director has no material relationship with the Company or any of its subsidiaries. The Board has established the categorical standards set forth below to assist it in making such determinations. A director will not be considered independent if the director:

•	is, or within the last three years has been, employed by the Company or any of its subsidiaries;

•	has an immediate family member who is, or within the last three years has been, employed as an executive officer of the Company or any of its subsidiaries;

•

receives, or during any 12-month period within the last three years has received, more than $120,000 per year in direct compensation from the Company or its subsidiaries other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

•

has an immediate family member who receives, or during any 12-month period within the last three years has received, more than $120,000 per year in direct compensation as an executive officer of the Company or any of its subsidiaries other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);

•	is a current partner or current employee of the independent auditors of the Company or any of its subsidiaries;

•

has an immediate family member who is a current partner of the independent auditors of the Company or any of its subsidiaries, or is a current employee of such firm and personally works on the Company’s audit;

•

was within the last three years (but is no longer) a partner or employee of the independent auditors of the Company or any of its subsidiaries and personally worked on the audit of the Company or any of its subsidiaries within that time;

•

has an immediate family member who was within the last three years (but is no longer) a partner or employee of the independent auditors of the Company or any of its subsidiaries and personally worked on the audit of the Company or any of its subsidiaries within that time;

•

is, or within the last three years has been, employed as an executive officer of another company where any of the current executive officers of the Company or any of its subsidiaries serve, or within the last three years have served, on such other company’s compensation committee;

•

has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the current executive officers of the Company or any of its subsidiaries serve, or within the last three years have served, on such other company’s compensation committee;

•

is a current employee of a company that makes payments to, or receives payments from, the Company or its subsidiaries in an amount which, in any single fiscal year for the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

has an immediate family member who is a current executive officer of a company that makes payments to, or receives payments from, the Company or its subsidiaries in an amount which, in any single fiscal year for the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board will consider the materiality of the following factor in making an independence determination but is not precluded from finding a director to be independent if the director:

•

is, or within the last three years has been, an executive officer of a charitable organization that receives contributions from the Company or any of its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Amended as of January 27, 2009

A-1

Exhibit B

KRAFT FOODS INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

Section 1. Purpose; Definitions.

The purpose of the Plan is to support the Company’s ongoing efforts to develop and retain world-class leaders and to provide the Company with the ability to provide incentives more directly linked to the profitability of the Company’s businesses and increases in shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

(a)	“Annual Incentive Award” means an Incentive Award made pursuant to Section 5(a)(vi) with a Performance Cycle of one year or less.

(b)	“Awards” mean grants under the Plan or, to the extent relevant, under any Prior Plan, of Incentive Awards, Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, or Other Stock-Based Awards.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means termination because of:

(i)	Continued failure to substantially perform the Participant’s job’s duties (other than resulting from incapacity due to disability);

(ii)	Gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or

(iii)	Engaging in other conduct which adversely reflects on the Company in any material respect.

(e)	“Change in Control” has the meaning set forth in Section 6.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g)	“Commission” means the Securities and Exchange Commission or any successor agency.

(h)	“Committee” means the Human Resources and Compensation Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

(i)	“Common Stock” or “Stock” means the Class A Common Stock of the Company.

(j)	“Company” means Kraft Foods Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

(k)	“Deferred Stock Unit” means such Award as described in Section 5(a)(v).

(l)	“Economic Value Added” means net after-tax operating profit less the cost of capital.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(n)	“Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange-Composite Transactions or, if no such sale of Common Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith; provided, however, that the Committee may in its discretion designate the actual sales price as Fair Market Value in the case of dispositions of Common Stock under the Plan.

(o)	“Good Reason” means:

(i)	the assignment to the Participant of any duties substantially inconsistent with the Participant’s position, authority, duties or responsibilities in effect immediately prior to the Change in Control, or any other action by the Company that results in a marked diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose:

a.	changes in the Participant’s position, authority, duties or responsibilities which are consistent with the Participant’s education, experience, etc.;

b.	an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii)	any material reduction in the Participant’s base salary, annual incentive or long-term incentive opportunity as in effect immediately prior to the Change in Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(iii)	the Company’s, its subsidiaries’ or affiliates’ requiring the Participant to be based at any office or location other than any other location which does not extend the Participant’s current home to work location commute by more than 50 miles;

(iv)	the Company’s, its subsidiaries’ or affiliates’ requiring the Participant to travel on business to a substantially greater extent than required immediately prior to the Change in Control;

(v)	any alleged termination by the Company, its subsidiaries or affiliates of the Participant’s employment otherwise than as expressly permitted by this Plan; or

(vi)	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, as required by Section 6 of the Plan.

(p)	“Incentive Award” means any Award that is either an Annual Incentive Award or a Long-Term Incentive Award.

(q)	“Incentive Stock Option” means any Stock Option that is designated as being an Incentive Stock Option and complies with Section 422 (or any amended or successor provision) of the Code.

(r)	“Long-Term Incentive Award” means an Incentive Award made pursuant to Section 5(a)(vi) with a Performance Cycle of more than one year.

(s)	“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(t)	“Other Stock-Based Award” means an Award made pursuant to Section 5(a)(iii).

(u)	“Participant” means any eligible individual as set forth in Section 3 to whom an Award is granted.

(v)	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(w)	“Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. Performance Goals may be provided in absolute terms, or in relation to the Company’s peer group. The Company’s peer group will be determined by the Committee, in its sole discretion. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) (or any amended or successor provision) of the Code shall be based on one or more of the following criteria: net earnings or net income (before or after taxes), operating income, earnings per share, net sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total shareholder return), cost control, margins, operating efficiency, market share, customer satisfaction or employee satisfaction, working capital, management development, succession planning, taxes, depreciation and amortization, or Economic Value Added.

(x)	“Plan” means this Kraft Foods Inc. 2005 Performance Incentive Plan, as amended and restated as of May 20, 2009, as further amended from time to time.

(y)	“Prior Plan” means the Kraft Foods Inc. 2001 Performance Incentive Plan.

(z)	“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

(aa)	“Restricted Stock” means an Award of shares of Common Stock pursuant to Section 5(a)(iv).

(bb)	“Restricted Stock Unit” means such Award as described in Section 5(a)(v).

(cc)	“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.

(dd)	“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 5(a)(ii).

(ee)	“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 5(a)(i).

Section 2. Administration.

The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Company, a subsidiary or an affiliate may operate to assure the viability of the benefits of Awards made to individuals employed in such countries and to meet the objectives of the Plan.

Subject to the terms of the Plan, the Committee shall have the authority to determine those employees eligible to receive Awards and the amount, type and terms of each Award and to establish and administer any Performance Goals applicable to such Awards. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to Participants who are not subject to either Section 16 (or any amended or successor provision) of the Exchange Act or Section 162(m) (or any amended or successor provision) of the Code.

Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

Section 3. Eligibility.

Salaried employees of the Company, its subsidiaries and affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries or its affiliates, are eligible to be granted Awards under the Plan.

Section 4. Common Stock Subject to the Plan.

(a)

Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 168,000,000[1] shares, which consists of 150,000,000 shares that were approved in 2005 and 18,000,000 shares that are being added as of this Amendment and Restatement. An amount not to exceed 27,509,964 shares of Common Stock may be issued pursuant to Restricted Stock Awards, Restricted Stock Unit Awards, Deferred Stock Unit Awards, Other Stock-Based Awards, and Incentive Awards, except that Other Stock-Based Awards with values based on Spread Values shall not be included in this limitation; and except further, that Restricted Stock Awards, Restricted Stock Unit Awards, Deferred Stock Unit Awards, Other Stock-Based Awards, and Incentive Awards granted prior to May 20, 2009 shall not be included in this limitation. Except as otherwise provided herein, any Award made under the Prior Plan before the expiration of such Prior Plan shall continue to be subject to the terms and conditions of such Prior Plan and the applicable Award agreement. Any adjustments, substitutions, or other actions that may be made or taken in accordance with Section 4(b) below in connection with the corporate transactions or events described therein shall, to the extent applied to outstanding Awards made under the Prior Plan, be deemed made from shares reserved for issuance under such Prior Plan, rather than this Plan, pursuant to the authority of the Board under the Prior Plan to make adjustments and substitutions in such circumstances to the aggregate number and kind of shares reserved for issuance under the Prior Plan and to Awards granted under the Prior Plan. To the extent any Award under this Plan is exercised or cashed out or terminates or expires or is forfeited without a payment being made to the Participant in the form of Common Stock, the shares subject to such Award that were not so paid, if any, shall again be available for distribution in connection with Awards under the Plan; provided, however, that any shares which are available again for Awards under the Plan also shall count against the limit described in Section 5(b)(i). If a SAR or similar Award based on Spread Value with respect to shares of Common Stock is exercised, the full number of shares of Common Stock with respect to which the Award is measured will nonetheless be deemed distributed for purposes of determining the maximum number of shares remaining

1	Note: If the Amended Plan is approved by shareholders, as of March 12, 2009, a total of 91,699,882 shares would have been available for future awards under the Amended Plan, of which no more than 30%, or 27,509,964 shares, may be granted as full-value awards.

available for delivery under the Plan. Similarly, any shares of Common Stock that are used by a Participant as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan will be deemed distributed for purposes of determining the maximum number of shares remaining available for delivery under the Plan.

(b)	Adjustments for Certain Corporate Transactions

(i)	In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock in any case after adoption of the Plan by the Board, the Committee shall make such adjustments or substitutions with respect to the Plan and the Prior Plan and to Awards granted thereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award limits set forth in Section 5, (C) to the Performance Goals or Performance Cycles of any outstanding Performance-Based Awards, and (D) to the number and kind of securities subject to outstanding Awards and, if applicable, the grant or exercise price or Spread Value of outstanding Awards. In addition, the Committee may make an Award in substitution for incentive awards, stock awards, stock options or similar awards held by an individual who is, previously was, or becomes an employee of the Company, a subsidiary or an affiliate in connection with a transaction described in this Section 4(b)(i). Notwithstanding any provision of the Plan (other than the limitation set forth in Section 4(a)), the terms of such substituted Awards shall be as the Committee, in its discretion, determines is appropriate.

(ii)	In connection with any of the events described in 4(b)(i), the Committee shall also have authority with respect to the Plan and the Prior Plan and to Awards granted thereunder (A) to grant Awards (including Stock Options, SARs, and Other Stock-Based Awards) with a grant price that is less than Fair Market Value on the date of grant in order to preserve existing gain under any similar type of award previously granted by the Company or another entity to the extent that the existing gain would otherwise be diminished without payment of adequate compensation to the holder of the award for such diminution, and (B) except as may otherwise be required under an applicable Award agreement, to cancel or adjust the terms of an outstanding Award as appropriate to reflect the substitution for the outstanding Award of an award of equivalent value granted by another entity. In connection with a spin-off or similar corporate transaction, the adjustments described in this Section 4(b) may include, but are not limited to, (C) the imposition of restrictions on any distribution with respect to Restricted Stock or similar Awards and (D) the substitution of comparable Stock Options to purchase the stock of another entity or SARs, Restricted Stock Units, Deferred Stock Units or Other Stock-Based Awards denominated in the securities of another entity, which may be settled in the form of cash, Common Stock, stock of such other entity, or other securities or property, as determined by the Committee; and, in the event of such a substitution, references in this Plan and the Prior Plan and in the applicable Award agreements thereunder to “Common Stock” or “Stock” shall be deemed (except for purposes of Section 6(b) hereunder and for any similar provisions of the Prior Plan or applicable Award agreements) to also refer to the securities of the other entity where appropriate.

(iii)	In connection with any of the events described in Section 4(b)(i), with respect to the Plan and the Prior Plan and to Awards granted hereunder, the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards, provided that any such payment shall be exempt from or comply with the requirements of Section 409A of the Code.

(iv)	In the event of any conflict between this Section 4(b) and other provisions of the Plan or the Prior Plan, the provisions of this section shall control. Receipt of an Award under the Plan shall constitute an acknowledgement by the Participant receiving such Award of the Committee’s ability to adjust Awards under the Prior Plans in a manner consistent with this Section 4(b).

Section 5. Awards.

(a)	General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards. All Award agreements are incorporated in and constitute part of the Plan.

(i)

Stock Options. A Stock Option represents the right to purchase a share of Stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement but no Stock Option designated as an Incentive Stock Option shall be invalid in the event that it fails to qualify as an Incentive Stock Option. The term of each Stock Option shall be set forth in the

Award agreement, but no Stock Option shall be exercisable more than ten years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option shall not be less than 100% of the Fair Market Value on the date of grant. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the purchase price). Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Participant valued at Fair Market Value on the day preceding the date of exercise; provided, however, that such Common Stock shall not have been acquired by the Participant within the six months following the exercise of a Stock Option or SAR, within six months after the lapse of restrictions on Restricted Stock, or within six months after the receipt of Common Stock from the Company, whether in settlement of any Award or otherwise.

(ii)	Stock Appreciation Rights. A SAR represents the right to receive a cash payment, shares of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR shall be set forth in the applicable Award agreement and shall not be less than 100% of the Fair Market Value on the date of grant. Subject to the terms of the applicable Award agreement, a SAR shall be exercisable, in whole or in part, by giving written notice of exercise, but no SAR shall be exercisable more than ten years after the grant date.

(iii)	Other Stock-Based Awards. Other Stock-Based Awards are Awards, other than Stock Options, SARs, Restricted Stock, Restricted Stock Units, or Deferred Stock Units, that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (iii) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award will not be less than 100% of the Fair Market Value on the date of grant.

(iv)	Restricted Stock. Shares of Restricted Stock are shares of Common Stock that are awarded to a Participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Except as provided in the applicable Award agreement, Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock all the rights of a holder of Common Stock during the Restricted Period.

(v)	Restricted Stock Units and Deferred Stock Units. Restricted Stock Units and Deferred Stock Units represent the right to receive shares of Common Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Award agreement. Except as provided in the applicable Award agreement, Restricted Stock Units and Deferred Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock Units and Deferred Stock Units none of the rights of a holder of Common Stock unless and until shares of Common Stock are actually delivered in satisfaction of the restrictions and other conditions of such Restricted Stock Units or Deferred Stock Units.

(vi)	Incentive Awards. Incentive Awards are performance-based Awards that are expressed in U.S. currency or Common Stock or any combination thereof. Incentive Awards shall either be Annual Incentive Awards or Long-Term Incentive Awards.

(b)	Maximum Awards. Subject to the exercise of the Committee’s authority pursuant to Section 4:

(i)	The total number of shares of Common Stock subject to Stock Options and SARs awarded during any calendar year to any Participant shall not exceed 3,000,000 shares.

(ii)	The total amount of any Annual Incentive Award awarded to any Participant with respect to any Performance Cycle, taking into account the cash and the Fair Market Value of any Common Stock payable with respect to such Award, shall not exceed $10,000,000.

(iii)	The total amount of any Long-Term Incentive Award awarded to any Participant with respect to any Performance Cycle shall not exceed 400,000 shares of Common Stock multiplied by the number of years in the Performance Cycle or, in the case of Awards expressed in currency, $8,000,000 multiplied by the number of years in the Performance Cycle.

(iv)	An amount not in excess of 1,000,000 shares of Common Stock may be issued or issuable to any Participant in a calendar year pursuant to Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Other Stock-Based Awards, except that Other Stock-Based Awards with values based on Spread Values shall not be included in this limitation.

(c)	Performance-Based Awards. Any Awards granted pursuant to the Plan may be in the form of performance-based Awards through the application of Performance Goals and Performance Cycles.

(d)

Vesting. Awards granted under the Plan shall vest at such time or times as shall be determined by the Committee; provided, however, that no condition relating to the vesting of an Award that is based upon Performance Goals shall be based on a Performance Cycle of less than one year, and no condition that is based upon continued employment or the passage of time alone shall provide for vesting of an Award more rapidly than in installments over three years from the date the Award is made, except (i) upon the death, disability or retirement of the Participant, in each case as specified in the Award agreement (ii) upon a Change in Control, as specified in Section 6 of the Plan, (iii) for Stock Options and SARs, (iv) for any Award paid in cash, and (v) for up to 8,400,000 (equal to 5% of authorized shares)[2] shares of Common Stock that may be subject to Awards without any minimum vesting period.

Section 6. Change in Control Provisions.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined below in 6(a)(viii)):

(i)	If and to the extent that outstanding Awards, other than Incentive Awards, under the Plan (A) are assumed by the successor corporation (or affiliate thereto) or (B) are replaced with equity awards that preserve the existing value of the Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Goals applicable to the Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 6(a)(iv) below.

(ii)	If and to the extent that outstanding Awards, other than Incentive Awards, under the Plan are not assumed or replaced in accordance with Section 6(a)(i) above, then upon the Change in Control the following treatment (referred to as “Change in Control Treatment”) shall apply to such Awards: (A) outstanding Options and SARs shall immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Stock Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested.

(iii)	If and to the extent that outstanding Awards under the Plan are not assumed or replaced in accordance with Section 6(a)(i) above, then in connection with the application of the Change in Control Treatment set forth in Section 6(a)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the securities of Kraft Foods Inc. relating to such Awards over the exercise or purchase price (if any) for such Awards.

(iv)	If and to the extent that (A) outstanding Awards are assumed or replaced in accordance with Section 6(a)(i) above and (B) a Participant’s employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or, by such Participant eligible to participate in the Kraft Foods Inc. Change in Control Plan for Key Executives, for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change in Control Treatment set forth in Section 6(a)(ii) above shall apply to all assumed or replaced Awards of such Participant then outstanding.

(v)	Outstanding Options or SARs that are assumed or replaced in accordance with Section 6(a)(i) may be exercised by the Participant in accordance with the applicable terms and conditions of such Award as set forth in the applicable award agreement or elsewhere; provided, however, that Options or SARs that become exercisable in accordance with Section 6(a)(iv) may be exercised until the expiration of the original full term of such Option or SAR notwithstanding the other original terms and conditions of such Award.

2	Note: Shares of Common Stock subject to Awards granted prior to May 20, 2009 count towards this limit.

(vi)	Any Incentive Awards relating to Performance Cycles prior to the Performance Cycle in which the Change in Control occurs that have been earned but not paid shall become immediately payable in cash. In addition, each Participant who has been awarded an Incentive Award shall be deemed to have earned a pro rata Incentive Award equal to the product of (A) such Participant’s target award opportunity for such Performance Cycle, and (B) a fraction, the numerator of which is the number of full or partial months that have elapsed since the beginning of such Performance Cycle to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Performance Cycle.

(vii)	Except as otherwise specified in an Award Agreement, any of the foregoing Change in Control provisions that change the timing of payment of an Award shall not be applicable to an Award subject to Section 409A of the Code. For the avoidance of doubt, the foregoing is applicable to Awards issued before and existing on the date this amendment to the Plan is being made as well as to Awards issued after such date.

(viii)	Definition of Change in Control. “Change in Control” means the occurrence of any of the following events:

(A)	Acquisition of 20% or more of the outstanding voting securities of the Company by another entity or group; excluding, however, the following:

(1)	any acquisition by the Company or any of its Affiliates;

(2)	any acquisition by an employee benefit plan or related trust sponsored or maintained by the Company or any of its Affiliates; or

(3)	any acquisition pursuant to a merger or consolidation described in clause (C);

(B)	During any consecutive 24-month period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period);

(C)	The consummation of a merger or consolidation of the Company with another company, and the Company is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities; or

(D)	The consummation of a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets.

Section 7. Plan Amendment and Termination.

(a)	The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to the Participants, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)	Except in connection with a corporate transaction or event described in Section 4(b) of the Plan, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or the base price of outstanding SARs, or cancel outstanding Stock Options or SARs in exchange for cash, other Awards or Stock Options or SARs with an exercise price or base price, as applicable, that is less than the exercise price of the original Stock Option or base price of the original SAR, as applicable, without shareholder approval.

(c)

Subject to Section 7(b) hereof, the Board may amend the terms of any Award theretofore granted under the Plan prospectively or retroactively, but subject to Section 4(b) of the Plan, no such amendment shall impair the rights of any

Participant without his or her consent. The Board may, in its discretion, terminate the Plan at any time. Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination.

Section 8. Payments and Payment Deferrals.

Payment of Awards may be in the form of cash, Common Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish; provided, however, that any Stock Options, SARs, and similar Other Stock-Based Awards that are not otherwise subject to Section 409A of the Code but would be subject to Section 409A of the Code if a deferral were permitted, shall not be subject to any deferral. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents. Any deferral and related terms and conditions shall comply with Section 409A of the Code and any regulations or other guidance thereunder.

Section 9. Dividends and Dividend Equivalents.

The Committee may provide that any Awards under the Plan, other than Stock Options or SARs, earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently, except in the case of Other Stock-Based Awards in which any applicable Performance Goals have not been achieved, or may be credited to a Participant’s Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or Common Stock equivalents.

Section 10. Transferability.

Except as provided in the applicable Award agreement or otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution. In no event may any Award be transferred in exchange for consideration.

Section 11. Award Agreements.

Each Award under the Plan shall be evidenced by a written agreement (which may be electronic and need not be signed by the recipient unless otherwise specified by the Committee) that, subject to Section 5(d) of the Plan, sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates. Subject to Section 7 of the Plan, the Committee may amend an Award agreement, provided that, except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Participants, no such amendment may materially and adversely affect an Award without the Participant’s consent.

Section 12. Unfunded Status Plan.

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 13. General Provisions.

(a)	The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable

Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b)	Nothing contained in the Plan shall prevent the Company, a subsidiary or an affiliate from adopting other or additional compensation arrangements for their respective employees.

(c)	Neither the adoption of the Plan nor the granting of Awards under the Plan shall confer upon any employee any right to continued employment nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any employee at any time.

(d)	No later than the date as of which an amount first becomes includible in the gross income of the Participant for income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind which are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. In no event shall the Fair Market Value of the shares of Common Stock to be withheld and delivered pursuant to this Section 13(d) to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(e)	The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the Federal or state courts of the Commonwealth of Virginia, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

(f)	All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Award made under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any participant or his estate for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

(h)	If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(i)	The Plan was approved by stockholders and became effective on May 20, 2009. No Awards shall be made after May 20, 2019, provided that any Awards granted prior to that date may extend beyond it.

Exhibit C

EXCERPT FROM KRAFT FOODS INC.

AMENDED AND RESTATED BY-LAWS

Article I, Section 2. Special Meetings. – (a) A majority of the Board of Directors or the Chairman of the Board may call special meetings of the shareholders. Special meetings shall be held solely for the purposes specified in the notice of meeting. (b) The Board of Directors shall call a special meeting of shareholders after the Secretary receives a valid request or requests for a special meeting of shareholders from the record holders of shares representing at least twenty percent (the “Requisite Percentage”) of the combined voting power of the then outstanding shares of all classes of the Corporation’s capital stock entitled to vote on the matter(s) proposed to be voted on at such meeting. To be valid, the request or requests must (i) be written, (ii) be delivered to the Secretary at the Corporation’s principal executive office (the date on which the Corporate Secretary receives the request is the “Delivery Date”), (iii) include [1] the specific purpose(s) of the special meeting of shareholders and the matter(s) proposed to be voted on at the meeting, [2] the information specified in the third paragraph of Article I, Section 6 of these By-Laws, and [3] documentary evidence that the requesting record holders own the Requisite Percentage at the time the Secretary receives the request and (iv) be signed and dated by the record holder(s). If the requesting record holder(s) are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the written request must also include documentary evidence that the beneficial owners on whose behalf the request(s) are made (collectively, the “Requesting Holders”) beneficially own the Requisite Percentage on the Delivery Date. Any shareholder who submitted a written request for a special meeting of shareholders may revoke that written request at any time by delivering a written revocation to the Secretary at the Corporation’s principal executive offices. In addition, any Requesting Holder’s failure to appear at the special meeting of shareholders or to send the Requesting Holder’s qualified representative to the special meeting of shareholders to present such matter(s) to be voted on at the special meeting of shareholders also constitutes a revocation of such request.

The Corporation is not required to call a special meeting of shareholders pursuant to this Section 2(b) with respect to any matter if (x) an identical or substantially similar matter was included on the agenda of any annual or special meeting of shareholders held within 60 days prior to the Delivery Date or will be included on the agenda at an annual meeting to be held within 90 days after the Delivery Date (For purposes of this clause (x), the election or removal of directors shall be considered an identical or substantially similar matter with respect to all matters involving election or removal of directors.), or (y) the purpose of the special meeting of shareholders is unlawful, or (z) the written request for a special meeting of shareholders itself violated applicable law(s).

The business conducted at the special meeting of shareholders called in accordance with this Section 2(b) shall be limited to the business set forth in the notice of the meeting; provided that the Board of Directors may submit additional matters to the shareholders at the meeting by including those matters in the notice of the special meeting of shareholders.

C-1

Exhibit D

GAAP to Non-GAAP Reconciliations

($ in millions, Unaudited)

Net Revenues

For the Twelve Months Ended December 31,

						% Change
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)
2008 Reconciliation
North America	$23,956	$—	$(20)	$(56)	$23,880	4.7%	4.8%
International	18,245	(230)	(3,159)	(669)	14,187	37.6%	9.8%
Kraft Foods	42,201	(230)	(3,179)	(725)	38,067	16.8%	6.6%

2007 Reconciliation
North America	$22,876	$(96)	$—	$—	$22,780
International	13,258	(338)	—	—	12,920
Kraft Foods	36,134	(434)	—	—	35,700

Operating Income

For the Twelve Months Ended December 31,

	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Operating Income from Divestitures	Impact of Currency	Ongoing Constant Currency (Non-GAAP)	% Change
								As Reported (GAAP)	Ongoing Constant Currency (Non-GAAP)
2008 Reconciliation
North America	$3,361	$375	$—	$1	$—	$(11)	$3,726	7.5%	7.0%
International	997	614	151	91	(12)	(47)	1,794	(4.4)%	46.9%
Unrealized G/(L) on Hedging Activities	(205)	—	—	—	—	—	(205)
Corporate Items	(336)	—	72	—	—	(2)	(266)

Kraft Foods	$3,817	$989	$223	$92	$(12)	$(60)	$5,049	(3.8)%	12.2%

2007 Reconciliation
North America	$3,126	$245	$120	$(7)	$(1)	$—	$3,483
International	1,043	202	10	(8)	(26)	—	1,221
Unrealized G/(L) on Hedging Activities	16	—	—	—	—	—	16
Corporate Items	(219)	—	—	—	—	—	(219)

Kraft Foods	$3,966	$447	$130	$(15)	$(27)	$—	$4,501

Cash Flows

For the Twelve Months Ended December 31, 2008

	North America	International	Kraft Foods
Net Cash Provided by Operating Activities (GAAP)	$2,822	$1,331	$4,141
Capital Expenditures	(714)	(653)	(1,367)

Discretionary Cash Flow (Non-GAAP)	$2,108	$678	$2,774

D-1

MAPS AND DIRECTIONS

2009 Annual Meeting of Shareholders

May 20, 2009 — 9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Blvd., Skokie, IL 60077

From the North: (Wisconsin, northern suburbs)

Take I-94 east, exit at Old Orchard Rd. Turn left onto Old Orchard Rd. going east. At Skokie Blvd. turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the South: (Chicago, I-55, south suburbs)

Take I-94 west, exit at Old Orchard Rd. Turn right onto Old Orchard Rd. going east. At Skokie Blvd. turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the West: (West suburbs, I-88, I-90)

Take I-294, exit at Dempster St. east. Take Dempster east to Gross Point Rd. Turn left. Take Gross Point Rd. to Skokie Blvd. Turn left. Turn right at the second light which is Foster St. where you will see the building. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From Schaumburg, Arlington Heights, Rolling Meadows and other Northwestern suburbs:

Take Golf Rd. east until you reach Skokie Blvd. Turn right on Skokie Blvd. and immediately get into the left lane. At the next light, Foster St., you will turn left. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

Parking attendants will direct attendees to the appropriate parking areas on-site.

KRAFT FOODS INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2009

9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, IL 60077

Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “AGAINST” Item 4.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Irma Villarreal and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.eproxy.com/kft Use the Internet to vote your proxy until 12:00 p.m. (CDT) on May 19, 2009.	TELEPHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on May 19, 2009.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and AGAINST Item 4.

Item 1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Ajay Banga	☐	☐	☐	6. John C. Pope	☐	☐	☐

2. Myra M. Hart	☐	☐	☐	7. Fredric G. Reynolds	☐	☐	☐

Please fold here – Do not separate

3. Lois D. Juliber	☐	☐	☐	8. Irene B. Rosenfeld	☐	☐	☐

4. Mark D. Ketchum	☐	☐	☐	9. Deborah C. Wright	☐	☐	☐

5. Dr. Richard A. Lerner	☐	☐	☐	10. Frank G. Zarb	☐	☐	☐

Item 2.	Approval of the Amended and Restated 2005 Performance Incentive Plan.	☐ For	☐ Against	☐ Abstain

Item 3.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2009.	☐ For	☐ Against	☐ Abstain

Item 4.	Shareholder proposal regarding special shareholder meetings.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3; AND AGAINST PROPOSAL 4 IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

☐	I will attend the Annual Meeting.

☐	I will bring a guest to the Annual Meeting (one guest allowed).

☐	Address change? If so, mark box and indicate changes below.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.